Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125986 to 333-125986-02
PROSPECTUS

$480,000,000
AMERICAN REAL ESTATE PARTNERS, L.P.
AMERICAN REAL ESTATE FINANCE CORP.
OFFER TO EXCHANGE OUR 7 1/8% SENIOR NOTES DUE 2013, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, FOR ANY AND ALL OF OUR OUTSTANDING 7 1/8% SENIOR NOTES DUE 2013

MATERIAL TERMS OF THE EXCHANGE OFFER

•	The terms of the new notes are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the new notes and the new notes will not provide for the payment of liquidated damages under circumstances related to the timing and completion of the exchange offer.

•	Expires 5:00 p.m., New York City time, on January 13, 2006, unless extended.

•	We will exchange your validly tendered unregistered notes for an equal principal amount of a new series of notes which have been registered under the Securities Act of 1933.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission and other customary conditions.

•	You may withdraw your tender of notes at any time before the exchange offer expires.

•	The exchange of notes should not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The new notes will not be traded on any national securities exchange and, therefore, we do not anticipate that an active public market in the new notes will develop.

      Please refer to “Risk Factors” beginning on page 10 of this document for certain important information.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 5, 2005

      We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. This prospectus does not offer to sell or solicit any offer to buy any securities other than the registered notes to which it relates, nor does it offer to buy any of these notes in any jurisdiction from any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
      The information contained in this prospectus is current only as of the date on the cover page of this prospectus, and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus.

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PROSPECTUS
      You should read the entire prospectus, including “Risk Factors” and the financial statements and related notes incorporated by reference in this prospectus, before making an investment decision. Unless the context indicates otherwise, all references to “American Real Estate Partners, L.P.,” “AREP,” “we,” “our,” “ours” and “us” refer to American Real Estate Partners, L.P. and, unless the context otherwise indicates, include our subsidiaries. Our general partner is American Property Investors, Inc., or API.
      American Real Estate Partners, L.P. is a diversified holding company engaged in a variety of businesses. Our primary business strategy is to continue to grow our core businesses, including home fashion, gaming, oil and gas exploration and production and real estate. In addition, we seek to acquire undervalued assets and companies that are distressed or in out of favor industries. We may also seek opportunities in other sectors, including energy, industrial manufacturing and insurance and asset management.
      Our general partner is American Property Investors, Inc., a Delaware corporation, which is a wholly owned subsidiary of Beckton Corp., a Delaware corporation. All of the outstanding capital stock of Beckton Corp. is owned by Carl C. Icahn. Substantially all of our businesses are conducted and our assets held through a subsidiary limited partnership, American Real Estate Holdings Limited Partnership, or AREH, in which we own a 99% limited partnership interest. API also acts as the general partner for AREH. API has a 1% general partnership interest in each of us and AREH. As of November 1, 2005, affiliates of Mr. Icahn owned 9,346,044 preferred units and 55,655,382 depositary units, which represent 86.5% and 90.0% of the outstanding preferred units and depositary units, respectively.

Summary of the Exchange Offer

The Offering of the Private Notes	On February 7, 2005, we issued $480 million aggregate principal amount of our private notes in an offering not registered under the Securities Act of 1933. At the time we issued the private notes, we entered into a registration rights agreement in which we agreed to offer to exchange the private notes for new notes which have been registered under the Securities Act of 1933. This exchange offer is intended to satisfy that obligation.

The Exchange Offer	We are offering to exchange the new notes which have been registered under the Securities Act of 1933 for the private notes. As of this date, there is $480 million aggregate principal amount of private notes outstanding.

Required Representations	In order to participate in this exchange offer, you will be required to make certain representations to us in a letter of transmittal, including that:

• any new notes will be acquired by you in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and do not have an arrangement or understanding with any person to participate in a distribution of the new notes; and

• you are not an affiliate of our company.

Resale of New Notes	We believe that, subject to limited exceptions, the new notes may be freely traded by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, provided that:

• you are acquiring new notes in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes; and

• you are not an affiliate of our company.

If our belief is inaccurate and you transfer any new note issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from registration of your new notes from such requirements, you may incur liability under the Securities Act of 1933. We do not assume, or indemnify you against, such liability.

Each broker-dealer that is issued new notes for its own account in exchange for private notes which were acquired by such broker-dealer as a result of market-making or other trading activities also must acknowledge that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new notes and will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes issued in the exchange offer.

We have agreed in the registration rights agreement that a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the new notes issued to it in the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 13, 2006, unless extended, in which case the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which may be waived by us. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered.

Procedures for Tendering Private Notes	If you wish to tender your private notes for exchange, you must transmit to Wilmington Trust Company, as exchange agent, at the address set forth in this prospectus under the heading “The Exchange Offer — Exchange Agent,” and on the front cover of the letter of transmittal, on or before the expiration date, a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal and either:

• the private notes and any other required documentation, to the exchange agent; or

• a computer generated message transmitted by means of The Depository Trust Company’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

If either of these procedures cannot be satisfied on a timely basis, then you should comply with the guaranteed delivery procedures described below. By executing the letter of transmittal, each holder of private notes will make certain representations to us described under “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes in the exchange offer, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your private notes, either make appropriate arrangements to register ownership of the private notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender private notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent prior to the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you must tender your private notes according to the guaranteed delivery procedures described under “The Exchange Offer — Guaranteed Delivery Procedures.”

Acceptance of Private Notes and Delivery of New Notes	Subject to the conditions described under “The Exchange Offer — Conditions,” we will accept for exchange any and all private notes which are validly tendered in the exchange offer and not withdrawn, prior to 5:00 p.m., New York City time, on the expiration date.

Withdrawal Rights	You may withdraw your tender of private notes at any time prior to 5:00 p.m., New York City time, on the expiration date, subject to compliance with the procedures for withdrawal described in this prospectus under heading “The Exchange Offer — Withdrawal of Tenders.”

Federal Income Tax Consequences	For a discussion of the material federal income tax considerations relating to the exchange of private notes for the new notes as well as the ownership of the new notes, see “Certain U.S. Federal Income Tax Consequences.”

Exchange Agent	The Wilmington Trust Company is serving as the exchange agent. The address, telephone number and facsimile number of the exchange agent are set forth in this prospectus under the heading “The Exchange Offer — Exchange Agent.”

Consequences of Failure to Exchange Private Notes	If you do not exchange private notes for new notes, you will continue to be subject to the restrictions on transfer provided in the private notes and in the indenture governing the private notes. In general, the unregistered private notes may not be offered or sold, unless they are registered under the Securities Act of 1933, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities laws.

The New Notes
      The terms of the new notes we are issuing in this exchange offer and the private notes that are outstanding are identical in all material respects except:

•	The new notes will be registered under the Securities Act of 1933;

•	The new notes will not contain transfer restrictions and registration rights that relate to the private notes.
      The new notes will evidence the same debt as the old notes and will be governed by the same indenture. References to notes include both private notes and new notes.

Issuer	AREP is a holding company. Its operations are conducted through its subsidiaries and substantially all of its assets consist of a 99% limited partnership interest in its subsidiary, AREH, which is a holding company for its operating subsidiaries and investments. The new notes will be guaranteed by AREH.

Co-Issuer	American Real Estate Finance Corp., or AREP Finance, is a wholly-owned subsidiary of AREP. It was formed solely for the purpose of serving as a co-issuer of debt securities of AREP in order to facilitate offerings of the debt securities. Other than as a co-issuer of the notes, AREP Finance does not and will not have any operations or assets and will not have any revenues. As a result, holders of the notes should not expect AREP Finance to participate in servicing any obligations on the new notes.

Notes Offered	$480 million in aggregate principal amount of 7 1/8% senior notes due 2013.

Maturity	February 15, 2013.

Interest Payment Dates	February 15 and August 15 of each year, commencing August 15, 2005.

Ranking	The new notes and the guarantee will rank equally with all of our and the guarantor’s existing and future senior unsecured indebtedness, and will rank senior to all of our and the guarantor’s existing and future subordinated indebtedness. The new notes and the guarantee will be effectively subordinated to all of our and the guarantor’s existing and future secured indebtedness, to the extent of the collateral securing such indebtedness. The new notes and the guarantee also will be effectively subordinated to all indebtedness and other liabilities, including trade payables, of all our subsidiaries other than AREH. As of September 30, 2005, the new notes and the guarantee would have been effectively subordinated to an aggregate of $417.7 million of AREH’s secured debt and our subsidiaries’ debt, excluding trade payables.

Guarantee	If we cannot make payments on the new notes when they are due, AREH must make them instead. Other than AREH, none of our subsidiaries will guarantee payments on the new notes.

Optional Redemption	We may, at our option, redeem some or all of the new notes at any time on or after February 15, 2009, at the redemption prices listed under “Description of Notes — Optional Redemption.”

In addition, prior to February 15, 2008, we may, at our option, redeem up to 35% of the new notes with the proceeds of certain sales of our equity at the redemption price listed under “Description of Notes — Optional Redemption.” We may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes issued remains outstanding.

Redemption Based on Gaming Laws	The new notes are subject to mandatory disposition and redemption requirements following certain determinations by applicable gaming authorities.

Certain Covenants	We will issue the new notes under an indenture with AREH and Wilmington Trust Company, as trustee acting on your behalf. The indenture will, among other things, restrict our and AREH’s ability to:

• Incur additional debt;

• Pay dividends and make distributions;

• Repurchase equity securities;

• Create liens;

• Enter into transactions with affiliates; and

• Merge or consolidate.

Our subsidiaries other than AREH will not be restricted in their ability to incur debt, create liens or merge or consolidate.

Absence of Established Market for Notes	The new notes will be new securities for which there is currently no market. We cannot assure you that a liquid market for the new notes will develop or be maintained.

AREP, AREH and AREP Finance Information
      AREP is a publicly traded master limited partnership formed in Delaware on February 17, 1987. Mr. Icahn, through affiliates, owns approximately 90.0% of our depositary units and 86.5% of our preferred units. Our general partner is API, a Delaware corporation, which is a wholly-owned subsidiary of Beckton Corp., a Delaware corporation. All of the outstanding capital stock of Beckton is owned by Mr. Icahn. Affiliates of Mr. Icahn acquired API in 1990. Substantially all of our businesses are conducted and assets are held through a Delaware limited partnership, AREH, formed on February 17, 1987, in which we own a 99% limited partnership interest, or its subsidiaries. For that reason, no separate disclosure information for AREH is provided, unless otherwise indicated. API also acts as the general partner for AREH. API has a 1% general partnership interest in each of us and AREH. Our, AREH’s and API’s principal business address is 100 South Bedford Road, Mt. Kisco, New York 10549, and our, AREH’s and API’s telephone number is (914) 242-7700.
      AREP Finance, a Delaware corporation, is a wholly-owned subsidiary of AREP. AREP Finance was incorporated on April 19, 2004 and was formed solely for the purpose of serving as a co-issuer of debt securities of AREP in order to facilitate offerings of the debt securities. Other than as a co-issuer of the notes and our 8 1/8% senior notes due 2012, AREP Finance does not have any operations, and it does not have any assets or revenues. As a result, prospective holders of the notes should not expect AREP Finance to participate in servicing any obligations with respect to the notes. AREP Finance’s principal business address is 100 South Bedford Road, Mt. Kisco, New York 10549 and its telephone number is (914) 242-7700.

Structure Chart
      The following is a chart of our ownership and the structure of the entities through which we conduct our operations. Unless otherwise indicated, all entities are wholly-owned.

(1)	Our partnership units consist of depositary units, representing limited partnership interests, and preferred units, representing preferred limited partnership interests. As of September 30, 2005, there were 62,994,030 depositary units outstanding and 10,800,577 preferred units outstanding. As of November 1, 2005, Mr. Icahn was the beneficial owner of 55,655,382 depositary units representing approximately 90.0% of the depositary units and 9,346,044 preferred units representing approximately 86.5% of the preferred units. The number of depositary units issued does not include up to an additional 206,897 depositary units which may be issued to affiliates of Mr. Icahn if Atlantic Holdings meets certain earnings targets during 2005 and 2006.

(2)	Substantially all of our marketable debt and equity securities and rental real estate properties are owned, directly or indirectly, by AREH.

(3)	AREH contributed its 50.01% interest in NEG to its wholly-owned subsidiary, AREP Oil & Gas. NEG is a publicly held company, the stock of which currently trades on the OTC Bulletin Board. NEG owns a membership interest in NEG Holding. AREP Oil & Gas owns the other membership interest in NEG Holding and 100% of the equity of National Onshore and National Offshore.

(4)	AREH, through direct and indirect wholly-owned subsidiaries, is engaged in real estate investment, management and development, focused primarily on the acquisition, development, construction and sale of single-family homes, custom-built homes, multi-family homes and lots in subdivisions and planned communities.

(5)	AREH, through direct and indirect wholly-owned subsidiaries, owns Grand Harbor and Oak Harbor, waterfront communities located in Vero Beach, Florida.

(6)	AREH, through direct and indirect wholly-owned subsidiaries, owns a 381 acre resort community in Cape Cod, Massachusetts.

(7)	AREP Gaming LLC owns American Entertainment Properties Corp., which owns American Casino & Entertainment Properties LLC, or ACEP, and its indirect subsidiaries, which own three Las Vegas hotels and casinos.

(8)	AREP Sands owns approximately 77.5% of the outstanding GB Holdings common stock, approximately 58.3% of the outstanding Atlantic Holdings common stock and approximately $35.0 million principal amount of the Atlantic Holdings 3% Notes due 2008. If all outstanding Atlantic Holdings notes were converted and warrants exercised, AREP Sands would own approximately 63.4% of Atlantic Holdings common stock, GB Holdings would own approximately 28.8% of the Atlantic Holdings common stock and the remaining shares would be owned by the public.

GB Holdings filed for protection under Chapter 11 of the U.S. Bankruptcy Code. As a result, we determined that we no longer control GB Holdings under applicable accounting rules and have deconsolidated our investment for financial reporting purposes effective the date of the filing, September 29, 2005.

(9)	NEG and AREP Oil & Gas each owns a membership interest in NEG Holding. Pursuant to the NEG Holding operating agreement, NEG is required to be paid guaranteed payments, calculated at an annual interest rate of 10.75% on the outstanding priority amount, which includes $148.6 million in principal amount of debt securities representing all of NEG’s outstanding debt securities. As of September 30, 2005, the priority amount was $148.6 million. The NEG Holding operating agreement provides that the priority amount is required to be paid to NEG by November 6, 2006. After NEG is paid the guaranteed payments and the priority amount, under the NEG Holding operating agreement, AREP Oil & Gas is required to be paid an amount equal to the guaranteed payments and the priority amount plus interest. After these distributions have been made, any additional distributions will be made in accordance with the ratio of NEG’s and AREP Oil & Gas’s respective capital accounts, as defined in the NEG Holding operating agreement.

(10)	We currently own approximately 67.7% of the outstanding common stock of West Point International. West Point International owns 100% of West Point Home, Inc., which is engaged in our home fashion business. Depending on the outcome of a recent court decision, our ownership in West Point International may be reduced to less than 50% of the outstanding common stock.

RISK FACTORS
      You should consider carefully each of the following risks and all other information contained in this prospectus before deciding to invest in the notes.
Risks Relating to the Exchange Offer
Holders who fail to exchange their private notes will continue to be subject to restrictions on transfer.
      If you do not exchange your private notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your private notes described in the legend on your private notes. The restrictions on transfer of your private notes arise because we issued the private notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, you may only offer or sell the private notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the private notes under the Securities Act.
Broker-dealers or holders of notes may become subject to the registration and prospectus delivery requirements of the Securities Act.
      Any broker-dealer that:

•	exchanges its private notes in the exchange offer for the purpose of participating in a distribution of the new notes, or

•	resells new notes that were received by it for its own account in the exchange offer, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition to broker-dealers, any holder of notes that exchanges its private notes in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that holder.
We cannot guarantee that there will be a trading market for the new notes.
      The new notes are a new issue of securities and currently there is no market for them. We do not intend to apply to have the new notes listed or quoted on any exchange or quotation system. Accordingly, we cannot assure you that a liquid market will develop for the new notes.
      The liquidity of any market for the new notes will depend on a variety of factors, including:

•	the number of holders of the new notes;

•	our performance; and

•	the market for similar securities and the interest of securities dealers in making a market in the new notes.
      A liquid trading market may not develop for the new notes.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes may experience similar disruptions that may adversely affect the prices at which you may sell your new notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected.
      To the extent private notes are tendered and accepted in the exchange offer, the trading market, if any, for the private notes that are not so tendered would be adversely affected.

Risks Relating to Our Structure and Indebtedness
We and AREH are holding companies and will depend on the businesses of our subsidiaries to satisfy our obligations under the notes.
      We and AREH are holding companies. In addition to cash and cash equivalents, U.S. government and agency obligations, marketable equity and debt securities and other short-term investments, and rental real estate properties and other property development and resort properties, our assets consist primarily of investments in our subsidiaries. Moreover, if we make significant investments in operating businesses, it is likely that we will reduce the liquid assets at AREP and AREH in order to fund those investments and their ongoing operations. Consequently, our cash flow and our ability to meet our debt service obligations likely will depend on the cash flow of our subsidiaries and the payment of funds to us by our subsidiaries in the form of loans, dividends, distributions or otherwise. If we invest our cash, we may become dependent on our subsidiaries to provide cash to us to service our debt.
      The operating results of our subsidiaries may not be sufficient to make distributions to us. In addition, our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise, and distributions and intercompany transfers from our subsidiaries to us may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries may be subject or enter into in the future. The terms of any borrowings of our subsidiaries or other entities in which we own equity may restrict dividends, distributions or loans to us. For example, the notes issued by ACEP, an indirect wholly-owned subsidiary of AREH, contain restrictions on dividends and distributions and loans to us, as well as on other transactions with us. ACEP also has a credit agreement which contains financial covenants that have the effect of restricting dividends or distributions. The operating subsidiary of NEG Holding has a credit agreement which contains financial covenants that have the effect of restricting dividends or distributions. We currently are negotiating a credit facility for AREP Oil & Gas which also will restrict dividends and distributions other than a potential initial distribution, and other transactions with us. These likely will preclude our receiving payments from the operations of our hotel and casino and certain of our oil and gas properties. To the degree any distributions and transfers are impaired or prohibited, our ability to make payments on the notes will be limited.
We, AREH or our subsidiaries may be able to incur substantially more debt.
      We, AREH or our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not prohibit us or our subsidiaries from doing so. We and AREH may incur additional indebtedness if we comply with certain financial tests contained in the indenture. As of September 30, 2005, based upon certain of these tests, we and AREH could have incurred up to approximately $1.3 billion of additional indebtedness, although other covenants could limit further or even preclude the incurrence of additional debt. Our subsidiaries other than AREH are not subject to any of the covenants contained in the indenture, including the covenant restricting debt incurrence. If new debt is added to our, AREH’s and our subsidiaries’ current debt levels, the related risks that we, AREH and they now face could intensify. In addition, certain important events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture.
The notes will be effectively subordinated to any secured indebtedness, and all the indebtedness and liabilities of our subsidiaries other than AREH.
      The notes will be effectively subordinated to our and AREH’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. We and AREH may be able to incur substantial additional secured indebtedness in the future. The terms of the indenture permit us and AREH to do so. The notes will be effectively subordinated to our and AREH’s existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The notes will also be effectively subordinated to all the indebtedness and liabilities, including trade payables, of all of our subsidiaries, other than AREH. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, other than AREH, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of September 30, 2005, the notes and the guarantee would have been effectively subordinated to an aggregate of $417.7 million of AREH’s secured debt and our subsidiaries’ debt, excluding trade payables.
Our subsidiaries, other than AREH, are not subject to any of the covenants in the indenture for the notes and only AREH will guarantee the notes. We may not be able to rely on the cash flow or assets of our subsidiaries to pay our indebtedness.
      Our subsidiaries, other than AREH, are not subject to the covenants under the indenture for the notes. We may form additional subsidiaries in the future which will not be subject to the covenants under the indenture for the notes. Of our existing and future subsidiaries, only AREH is required to guarantee the notes. Our existing and future non-guarantor subsidiaries may enter into financing arrangements that limit their ability to make dividends, distributions, loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of our subsidiaries to pay the notes.
As of September 30, 2005, we had significant deficiencies in our internal control over financial reporting. If we were to discover other significant deficiencies in the future, including at any recently acquired entity, it may affect adversely our ability to provide timely and reliable financial information and satisfy our reporting obligations under federal securities laws, which also could affect our ability to remain listed with the New York Stock Exchange or the market price of our depositary units.
      Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We have discovered significant deficiencies in our internal controls as defined under interim standards adopted by the Public Company Accounting Oversight Board, or PCAOB, that require remediation. A “significant deficiency” is a control deficiency, or combination of control deficiencies, that adversely affect a company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is a more than remote likelihood that a misstatement of a company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.
      During the third quarter of 2005, we continued to implement processes to address a significant deficiency in our consolidation process reported by management in 2004 during its evaluation of the effectiveness of the design and operation of our disclosure controls and procedures and our internal controls over financial reporting. These processes included the implementation and testing of our new accounting and consolidation program and continuing to retain the services of an independent consultant to evaluate the effectives of our internal controls. We continue to monitor the progress of our subsidiaries in implementing processes to correct any significant deficiencies noted in their disclosure and control procedures. We have not yet determined whether our year end evaluation of internal controls will include recently acquired entities.
      During the third quarter of 2005, we identified a significant deficiency related to our periodic reconciliation, review and analysis of investment accounts. This significant deficiency is not believed to be a material weakness and arose from a lack of monitoring and review controls. We have engaged additional resources to provide the appropriate level of control and will closely monitor the area and will reduce the number of accounts that require reconciliation and review.
      To the extent that any significant deficiency exists in our internal control over financial reporting, such deficiencies may adversely affect our ability to provide timely and reliable financial information necessary for the conduct of our business and satisfaction of our reporting obligations under federal securities laws, which could affect our ability to remain listed with the New York Stock Exchange. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our depositary units.

Risks Relating to the Notes
Our failure to comply with the covenants contained under one of our debt instruments or the indenture governing the notes, including our failure as a result of events beyond our control, could result in an event of default which would materially and adversely affect our financial condition.
      If there were an event of default under one of our debt instruments, the holders of the defaulted debt could cause all outstanding amounts of that debt to be due and payable immediately. In addition, any event of default or declaration of acceleration under one debt instrument could result in an event of default under one or more of our other debt instruments, including the notes. It is possible that, if the defaulted debt is accelerated, our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments and we cannot assure you that we would be able to refinance or restructure the payments on those debt securities.
To service our indebtedness, we will require a significant amount of cash. Our ability to maintain our current cash position or generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund operations will depend on existing cash balances and our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.
      The businesses or assets we acquire may not generate sufficient cash to service our debt, including the notes. In addition, we may not generate sufficient cash flow from operations or investments and future borrowings may not be available to us in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms or at all.
The indenture does not restrict our ability to change our lines of business or invest the proceeds of asset sales and allows for the sale of all or substantially all of our and AREH’s assets without the notes being assumed by the acquirers.
      The indenture does not restrict in any way the businesses in which we may engage and if we were to change our current lines of business, in whole or in part, you would not be entitled to accelerated repayment of the notes. We also are not required to offer to purchase notes with the proceeds from asset sales, including in the event of the sale of all or substantially all of our assets or AREH’s assets, and we may reinvest the proceeds without the approval of noteholders. In addition, we and AREH may sell all or substantially all of our and its assets without the notes being assumed by the acquirers.
We may not have sufficient funds necessary to finance the change of control offer required by the indenture.
      Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. Mr. Icahn, through affiliates, currently owns 100% of API and approximately 86.5% of our preferred units and approximately 90.0% of our depositary units. A majority of the depositary units have been pledged to lenders of Mr. Icahn or his affiliates. If Mr. Icahn were to sell or otherwise transfer some or all of his interests in us to unrelated parties, a change of control could be deemed to have occurred under the terms of the indenture governing the notes. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes.
Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from the guarantor.
      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      On the basis of historical financial information, recent operating history and other factors, we believe that AREH, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the businesses in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.
As a noteholder you may be required to comply with licensing, qualification or other requirements under gaming laws and could be required to dispose of the notes.
      Currently, we and AREH indirectly own the equity of subsidiaries that hold the licenses for three hotels and casinos in Nevada. We and AREH indirectly own Stratosphere Corporation, which owns Stratosphere Gaming Corp. Stratosphere Gaming holds the gaming license for the Stratosphere Casino Hotel & Tower. We and AREH also indirectly own the equity of subsidiaries that hold the licenses for the two Arizona Charlie’s hotels and casinos. We and AREH also own approximately 58.3% of the entity that owns The Sands Hotel and Casino, located in Atlantic City, New Jersey.
      We may be required to disclose the identities of the holders of the notes to the New Jersey and Nevada gaming authorities upon request. The New Jersey Casino Control Act, or NJCCA, imposes substantial restrictions on the ownership of our securities and our subsidiaries. A holder of the notes may be required to meet the qualification provisions of the NJCCA relating to financial sources and/or security holders. The indenture governing the notes provides that if the New Jersey Casino Control Commission, or New Jersey Commission, requires a holder of the notes (whether the record or beneficial owner) to qualify under the NJCCA and the holder does not so qualify, then the holder must dispose of his interest in the notes within 30 days after receipt by us of notice of the finding that the holder does not so qualify, or we may redeem the notes at the lower of the outstanding principal amount or the notes’ value calculated as if the investment had been made on the date of disqualification of the holder (or such lesser amount as may be required by the New

Jersey Commission). If a holder is found unqualified by the New Jersey Commission, it is unlawful for the holder:

•	to exercise, directly or through any trustee or nominee, any right conferred by such securities, or

•	to receive any dividends or interest upon such securities or any remuneration, in any form, from its affiliated casino licensee for services rendered or otherwise.
      The Nevada Gaming Commission may, in its discretion, require a holder of the notes to file an application, be investigated and be found suitable to hold the notes. In addition, the Nevada Gaming Commission may, in its discretion, require the holder of any debt security of a company registered by the Nevada Gaming Commission as a publicly-traded corporation to file an application, be investigated and be found suitable to own such debt security.
      If a record or beneficial holder of a note is required by the Nevada Gaming Commission to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such earlier time prescribed by such gaming authority. The applicant for a finding of suitability must pay all costs of the application and investigation for such finding of suitability. If the Nevada Gaming Commission determines that a person is unsuitable to own such security, then, pursuant to the Nevada Gaming Control Act, we can be sanctioned, including the loss of our approvals, if, without the prior approval of the Nevada Gaming Commission, we:

•	pay to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognize any voting right of the unsuitable person with respect to such securities;

•	pay the unsuitable person remuneration in any form; or

•	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.
      Each holder of the notes will be deemed to have agreed, to the extent permitted by law, that if the Nevada gaming authorities determine that a holder or beneficial owner of the notes must be found suitable, and if that holder or beneficial owner either refuses to file an application or is found unsuitable, that holder shall, upon our request, dispose of its notes within 30 days after receipt of our request, or earlier as may be ordered by the Nevada gaming authorities. We will also have the right to call for the redemption of notes of any holder at any time to prevent the loss or material impairment of a gaming license or an application for a gaming license at a redemption price equal to:

•	the lesser of the cost paid by the holder or the fair market value of the notes, in each case, plus accrued and unpaid interest and liquidated damages, if any, to the earlier of the date of redemption, or earlier as may be required by the Nevada gaming authorities or the finding of unsuitability by the Nevada gaming authorities; or

•	such other lesser amount as may be ordered by the Nevada gaming authorities.
      We will notify the trustee under the indenture in writing of any redemption as soon as practicable. We will not be responsible for any costs or expenses you may incur in connection with your application for a license, qualification or a finding of suitability, or your compliance with any other requirement of a gaming authority. The indenture also provides that as soon as a gaming authority requires you to sell your notes, you will, to the extent required by applicable gaming laws, have no further right:

•	to exercise, directly or indirectly, any right conferred by the notes or the indenture; or

•	to receive from us any interest, dividends or any other distributions or payments, or any remuneration in any form, relating to the notes, except the redemption price we refer to above.

Our general partner and its control person could exercise their influence over us to your detriment.
      Mr. Icahn, through affiliates, currently owns 100% of API, our general partner, and approximately 86.5% of our outstanding preferred units and approximately 90.0% of our depositary units, and, as a result, has the ability to influence many aspects of our operations and affairs. API also is the general partner of AREH.
      We have invested and may in the future invest in entities in which Mr. Icahn also invests or purchase investments from him or his affiliates. Although API has never received fees in connection with our investments, our partnership agreement allows for the payment of these fees. Mr. Icahn may pursue other business opportunities in which we compete and there is no requirement that any additional business opportunities be presented to us.
      The interests of Mr. Icahn, including his interests in entities in which he and we have invested or may invest in the future, may differ from your interests as a noteholder and, as such, he may take actions that may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, Mr. Icahn’s interests might conflict with your interests as a noteholder.
      In addition, if Mr. Icahn were to sell, or otherwise transfer, some or all of his interests in us to an unrelated party or group, a change of control could be deemed to have occurred under the terms of the indenture governing the notes which would require us to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes.
Certain of our management are committed to the management of other businesses.
      Certain of the individuals who conduct the affairs of API, including our chairman, Mr. Icahn, and our chief executive officer, Keith A. Meister, are, and will in the future be, committed to the management of other businesses owned or controlled by Mr. Icahn and his affiliates. Accordingly, these individuals will not be devoting all of their professional time to the management of us, and conflicts may arise between our interests and the other entities or business activities in which such individuals are involved. Conflicts of interest may arise in the future as such affiliates and we may compete for the same assets, purchasers and sellers of assets or financings.
Since we are a limited partnership, you may not be able to pursue legal claims against us in U.S. federal courts.
      We are a limited partnership organized under the laws of the state of Delaware. Under the rules of federal civil procedure, you may not be able to sue us in federal court on claims other than those based solely on federal law, because of lack of complete diversity. Case law applying diversity jurisdiction deems us to have the citizenship of each of our limited partners. Because we are a publicly traded limited partnership, it may not be possible for you to sue us in a federal court because we have citizenship in all 50 U.S. states and operations in many states. Accordingly, you will be limited to bringing any claims in state court. Furthermore, AREP Finance, our corporate co-issuer for the notes, has only nominal assets and no operations. While you may be able to sue the corporate co-issuer in federal court, you are not likely to be able to realize on any judgment rendered against it.
We may be subject to the pension liabilities of our affiliates.
      Mr. Icahn, through certain affiliates, currently owns 100% of API and approximately 86.5% of our outstanding depositary units and preferred units. Applicable pension and tax laws make each member of a “controlled group” of entities, generally defined as entities in which there is at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the

Pension Benefit Guaranty Corporation, or the PBGC, against the assets of each member of the controlled group.
      As a result of the more than 80% ownership interest in us by Mr. Icahn’s affiliates, we and our subsidiaries, are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity, ACF Industries LLC, is the sponsor of several pension plans which are underfunded by a total of approximately $23.7 million on an ongoing actuarial basis and $175.4 million if those plans were terminated, as most recently reported by the plans’ actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in promised benefits, investment returns, and the assumptions used to calculate the liability. As members of the controlled group, we would be liable for any failure of ACF to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the ACF pension plans. In addition, other entities now or in the future within the controlled group that includes us may have pension plan obligations that are, or may become, underfunded and we would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans.
      The current underfunded status of the ACF pension plans requires ACF to notify the PBGC of certain “reportable events,” such as if we cease to be a member of the ACF controlled group, or if we make certain extraordinary dividends or stock redemptions. The obligation to report could cause us to seek to delay or reconsider the occurrence of such reportable events.
      Starfire Holding Corporation, which is 100% owned by Mr. Icahn, has undertaken to indemnify us and our subsidiaries from losses resulting from any imposition of pension funding or termination liabilities that may be imposed on us and our subsidiaries or our assets as a result of being a member of the Icahn controlled group. The Starfire indemnity provides, among other things, that so long as such contingent liabilities exist and could be imposed on us, Starfire will not make any distributions to its stockholders that would reduce its net worth to below $250.0 million. Nonetheless, Starfire may not be able to fund its indemnification obligations to us.
We are subject to the risk of possibly becoming an investment company.
      Because we are a holding company and a significant portion of our assets consists of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940, as amended. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.
      To avoid regulation under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, could result in our inadvertently becoming an investment company.
      If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.
We may become taxable as a corporation.
      We operate as a partnership for federal income tax purposes. This allows us to pass through our income and deductions to our partners. We believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service, or IRS, could challenge our partnership status and we could fail to qualify as a partnership for past years as well as future years. Qualification as a partnership involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is “qualifying” income, which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items. We believe that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to structure our business in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. However, there can be no assurance that such structuring will be effective in all events to avoid the receipt of more than 10% of non-qualifying income. If less than 90% of our gross income constitutes qualifying income, we may be subject to corporate tax on our net income at regular corporate tax rates. Further, if less than 90% of our gross income constituted qualifying income for past years, we may be subject to corporate level tax plus interest and possibly penalties. In addition, if we register under the Investment Company Act of 1940, it is likely that we would be treated as a corporation for U.S. federal income tax purposes and subject to corporate tax on our net income at regular corporate tax rates. The cost of paying federal and possibly state income tax, either for past years or going forward, would be a significant liability and would reduce our funds available to make interest and principal payments on the notes.
Risks Relating to Our Business
Home Fashion
A recent court decision and order may reduce our ownership of WestPoint International, Inc. to less than 50%. Uncertainties arising from this decision and order may adversely affect WestPoint International’s operations and financing.
      On November 16, 2005, the U.S. District Court for the Southern District of New York rendered a decision and order in Contrarian Funds Inc. v. WestPoint Stevens, Inc. et. al. with respect to the appeal by Contrarian and certain other first lien lenders of WestPoint Stevens Inc. or other Objecting Lenders, from certain provisions of the Order Authorizing Sale of Substantially all of the Sellers’ Assets Free and Clear of Liens, Claims, Encumbrances and Interests, the Assumption of Certain Liabilities, Approval of Successful Bidder and certain related matters entered by the U.S. Bankruptcy Court on July 8, 2005, as amended on July 11, 2005, or the Sale Order. The Sale Order, among other things, authorized the sale of substantially all of the assets of WestPoint Stevens and related entities to a newly formed company, WestPoint International, Inc.
      The Court concluded, among other things, that provisions of the Sale Order providing for the satisfaction of the Objecting Lenders’ claims and the elimination of the liens in their favor by the distribution to them of shares of common stock of WestPoint International was not authorized by applicable law or contracts. The Court remanded the matter to the Bankruptcy Court for further proceedings consistent with its decision and order. The Court’s decision did not disturb the sale of assets by WestPoint Stevens to WestPoint International.
      We, through our subsidiary, Textile Holding LLC, currently own approximately 67.7% of the 19,498,389 outstanding shares of common stock of WestPoint International. As a result of the decision and order, our percentage of the outstanding shares of common stock of WestPoint International could, in certain circumstances, be reduced to less than 50% of the outstanding shares of common stock of WestPoint International. We disagreed with the decision and order and intend to appeal. This uncertainty regarding control may adversely affect WestPoint International’s ability to deal effectively with its customers, suppliers and financing sources. Accordingly, WestPoint International’s operations and financing may be adversely affected if WestPoint International is unable to satisfactorily address such uncertainty.

WestPoint International recently acquired its business from the former owners through bankruptcy proceedings. We cannot assure you that it will be able to operate profitably.
      WestPoint International acquired the business of WestPoint Stevens as part of its bankruptcy reorganization. Certain of the issues that contributed to WestPoint Stevens’ filing for bankruptcy, such as intense industry competition, the inability to produce goods at a cost competitive with overseas suppliers, the increasing prevalence of direct sourcing by principal customers and continued incurrence of overhead costs associated with an enterprise larger than the current business can profitably support, continue to exist and may continue to affect WestPoint International’s business operations and financial condition adversely. In addition, during the protracted bankruptcy proceedings of WestPoint Stevens, several of its customers reduced the volume of business done with WestPoint Stevens, apparently due to concerns about WestPoint Stevens’ ability to continue to operate. Although we believe that recent actions taken by us and WestPoint International’s management may have allayed customer concerns about the survival of WestPoint International’s business, we cannot be certain that we will reverse the decline that has been precipitated by doubts about WestPoint International’s future. If we are unable to successfully address these issues relating to the operation of WestPoint International’s business, WestPoint International will continue to lose revenues. We have installed new management to address these issues, but we cannot assure you that new management will be effective. We have hired a large majority of WestPoint Stevens’ employees and have initiated new benefit plans. We cannot assure you that these changes will not adversely affect our employee relations and, ultimately, our financial results. We expect that WestPoint International will operate at a loss during the current year and we cannot assure you that it will be able to operate profitably in the future.
WestPoint International may not be able to secure additional financing to meet its future needs.
      We anticipate that operating cash flow, together with available borrowings under a proposed WestPoint International senior secured revolving credit facility, will be sufficient to meet its working capital needs, fund its capital expenditures and service requirements on its debt obligations for at least the next 12 months. However, WestPoint International has not yet obtained the revolving credit facility and we cannot assure you that it will be able to do so on terms that are acceptable to us. In addition, we have not yet ascertained the full extent to which additional capital will be required to retain WestPoint International’s customers and make investments required to attain a competitive cost structure. As a result, we cannot assure you that WestPoint International will be able to obtain the capital that will be required to continue operations.
      From time to time, WestPoint International may explore additional financing methods and other means to make needed investments. Such financing methods could include stock issuance or debt financing. If WestPoint International’s business does not improve, such financing may not be available or may be available only on terms that are not advantageous and potentially highly dilutive to existing stockholders. Additional financing may not be available to WestPoint International on acceptable terms.
The home fashion industry is cyclical and seasonal.
      The home fashion industry is both cyclical and seasonal, which affects WestPoint International’s performance. Traditionally, the home fashion industry is seasonal, with a peak sales season in the fall. In response to this seasonality, WestPoint International increases its inventory levels during the first six months of the year to meet customer demands for the peak fall season. In addition, the home fashion industry is traditionally cyclical and WestPoint International performance may be negatively affected by downturns in consumer spending.
The loss of any of our large customers could reduce WestPoint International’s revenues.
      During both the nine months ended September 30, 2005 and the year ended December 31, 2004, WestPoint International’s six largest customers accounted for approximately 51%, of its net sales (including net sales by WestPoint Stevens). WestPoint International has experienced a significant decline in net sales to one of its largest customers. Sales to this customer have declined from $202.4 million for the year ended December 31, 2004 to $41.0 million for the nine months ended September 30, 2005 (including net sales by

WestPoint Stevens). In addition, many other retailers have indicated that they intend to significantly increase their direct sourcing of home fashion products from foreign sources. The loss of any of WestPoint International’s largest accounts, or a material portion of sales to those accounts, would have an adverse effect upon its business, which could be material.
The $250 million senior secured revolving credit facility that WestPoint Home is negotiating will impose operating and financial restrictions on WestPoint Home and may have adverse consequences to us.
      WestPoint Home, WestPoint International’s primary operating company, and its subsidiaries are negotiating to obtain a $250 million senior secured revolving credit facility which, upon the entering into of the credit facility, is expected to impose various operating and financial restrictions on WestPoint Home and its subsidiaries. These restrictions include limitations on indebtedness, liens, asset sales, transactions with affiliates, acquisitions, mergers, capital expenditures, dividends, and investments.
      Upon entering into the senior secured revolving credit facility and drawing upon available funding, WestPoint International will have a substantial amount of indebtedness. This could have important consequences, including without limitation, the following:

•	increase WestPoint International’s vulnerability to general adverse economic and industry conditions;

•	limit WestPoint International’s ability to borrow money to fund future working capital, capital expenditures, debt service requirements and other general corporate requirements;

•	require WestPoint International to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing its ability to use its cash flow for other purposes;

•	limit WestPoint International’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	make it more difficult for WestPoint International to meet its debt service obligations in the event that there is a substantial increase in interest rates because its indebtedness under its senior credit facility will bear interest at fluctuating rates; and

•	place WestPoint International at a competitive disadvantage compared to competitors that have less debt.
      WestPoint International’s indebtedness levels could also limit its business opportunities. If WestPoint International’s cash flow and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay capital expenditures, sell assets or seek to obtain additional equity capital or to refinance or restructure our indebtedness.
A portion of WestPoint International’s sales are derived from licensed designer brands. The loss of a significant license could have an adverse effect on our business.
      A portion of WestPoint International’s sales is derived from licensed designer brands. The license agreements for WestPoint International’s designer brands generally are for a term of two or three years. Some of the licenses are automatically renewable for additional periods, provided that sales thresholds set forth in the license agreements are met. The loss of a significant license could have an adverse effect upon WestPoint International’s business, which effect could be material. Under certain circumstances, these licenses can be terminated without WestPoint International’s consent due to circumstances beyond WestPoint International’s control.
      Although most of the significant licenses of WestPoint Stevens were transferred to WestPoint International, WestPoint Stevens had a nonexclusive license agreement with Disney Enterprises, Inc. for the sale of bed and bath products under Disney trademarks with a termination date of December 31, 2005 that was not transferred to WestPoint International. WestPoint International has reached an understanding with Disney that allows for the continued sale of products under the Disney agreement until February 28, 2006 for sales in the United States and March 31, 2006 for sales in Canada. Sales of products under the Disney agreement accounted for 3.0% of net sales for the nine months ended September 30, 2005 and 2.7% of net sales for the year ended December 31, 2004, including net sales by WestPoint Stevens. The loss of the ability to sell products under the Disney agreement after those dates will adversely affect WestPoint International’s business.
A shortage of the principal raw materials WestPoint International uses to manufacture its products could force WestPoint International to pay more for those materials and, possibly, cause WestPoint International to increase its prices, which could have an adverse effect on operations.
      Any shortage in the raw materials WestPoint International uses to manufacture its products could adversely affect its operations. The principal raw materials that WestPoint International uses in the manufacture of its products are cotton of various grades and staple lengths and polyester and nylon in staple and filament form. Since cotton is an agricultural product, its supply and quality are subject to weather patterns, disease and other factors. The price of cotton is also influenced by supply and demand considerations, both domestically and worldwide, and by the cost of polyester. Although WestPoint International has been able to acquire sufficient quantities of cotton for its operations in the past, any shortage in the cotton supply by reason of weather, disease or other factors, or a significant increase in the price of cotton, could adversely affect its operations. The price of man-made fibers, such as polyester and nylon, is influenced by demand, manufacturing capacity and costs, petroleum prices, cotton prices and the cost of polymers used in producing these fibers. In particular, the effect of increased energy prices may have a direct impact upon the cost of dye and chemicals, polyester and other synthetic fibers. Any significant prolonged petrochemical shortages could significantly affect the availability of man-made fibers and could cause a substantial increase in demand for cotton. This could result in decreased availability of cotton and possibly increased prices and could adversely affect WestPoint International’s operations.
The home fashion industry is very competitive and our success depends on our ability to compete effectively in the market.
      The home fashion industry is highly competitive. WestPoint International’s future success will, to a large extent, depend on its ability to remain a low-cost producer and to remain competitive. WestPoint International competes with both foreign and domestic companies on, among other factors, the basis of price, quality and customer service. In the sheet and towel markets, WestPoint International competes primarily with Springs Industries, Inc. which has recently announced plans to enter into a joint venture with a major Latin American textile producer. In the other bedding and accessories markets, WestPoint International competes with many companies. WestPoint International’s future success depends on its ability to remain competitive in the areas of marketing, product development, price, quality, brand names, manufacturing capabilities, distribution and order processing. We cannot assure you of our ability to compete effectively in any of these areas. Any failure to compete effectively could adversely affect WestPoint International’s sales and, accordingly, its operations. Additionally, the easing of trade restrictions over time has led to growing competition from low priced products imported from Asia and Latin America. The lifting of import quotas in 2005 has accelerated the loss of WestPoint International’s market share. There can be no assurance that the foreign competition will not grow to a level that could have an adverse effect upon WestPoint International’s ability to compete effectively.
WestPoint International intends to increase the percentage of its products that are made overseas. There is no assurance that WestPoint International will be successful in obtaining goods of sufficient quality on a timely basis and on advantageous terms. WestPoint International will be subject to additional risks relating to doing business overseas.
      WestPoint International intends to increase the percentage of its products that are made overseas and may face additional risks associated with these efforts. WestPoint International has only limited experience in overseas procurement and, accordingly, we cannot assure you that it will be successful in obtaining goods of sufficient quality on a timely basis and on advantageous terms. Adverse factors that WestPoint International may encounter include:

•	challenges caused by distance, language and cultural differences;

•	legal and regulatory restrictions;

•	the difficulty of enforcing agreements with overseas suppliers;

•	currency exchange rate fluctuations;

•	political and economic instability;

•	potential adverse tax consequences; and

•	higher costs associated with doing business internationally.
There has been consolidation of retailers of WestPoint International’s products that may reduce its profitability.
      Retailers of consumer goods have become fewer and more powerful over time. As buying power has become more concentrated, pricing pressure on vendors has grown. With the ability to buy imported products directly from foreign sources, retailers’ pricing leverage has increased and also allowed for growth in private label that displace and compete with WestPoint International’s proprietary brands. Retailers’ pricing leverage has resulted in a decline in WestPoint International’s unit pricing and margins and resulted in a shift in product mix to more private label programs. If WestPoint International is unable to diminish the decline in its pricing and margins, it may not be able to maintain or achieve profitability.
WestPoint International is subject to various federal, state and local environmental and health and safety laws and regulations. If it does not comply with these regulations, it may incur significant costs in the future to become compliant.
      WestPoint International is subject to various federal, state and local laws and regulations governing, among other things, the discharge, storage, handling, usage and disposal of a variety of hazardous and non-hazardous substances and wastes used in, or resulting from, its operations, including potential remediation obligations under those laws and regulations WestPoint International’s operations are also governed by federal, state and local laws and regulations relating to employee safety and health which, among other things, establish exposure limitations for cotton dust, formaldehyde, asbestos and noise, and which regulate chemical, physical and ergonomic hazards in the workplace. Although WestPoint International does not expect that compliance with any of these laws and regulations will adversely affect its operations, we cannot assure you that regulatory requirements will not become more stringent in the future or that WestPoint International will not incur significant costs to comply with those requirements.
Hotel and Casino Operations
The gaming industry is highly regulated. The gaming authorities and state and municipal licensing authorities have significant control over our operations.
      Our properties currently conduct licensed gaming operations in Nevada and New Jersey. We currently own approximately 58.3% of the stock of Atlantic Holdings. Atlantic Holdings through its wholly-owned subsidiary owns and operates The Sands Hotel and Casino. Various regulatory authorities, including the Nevada State Gaming Control Board, Nevada Gaming Commission and the New Jersey Casino Control Commission, require our properties and The Sands Hotel and Casino to hold various licenses and registrations, findings of suitability, permits and approvals to engage in gaming operations and to meet requirements of suitability. These gaming authorities also control approval of ownership interests in gaming operations. These gaming authorities may deny, limit, condition, suspend or revoke our gaming licenses, registrations, findings of suitability or the approval of any of our ownership interests in any of the licensed gaming operations conducted in Nevada and New Jersey, any of which could have a significant adverse effect on our business, financial condition and results of operations, for any cause they may deem reasonable. If we violate gaming laws or regulations that are applicable to us, we may have to pay substantial fines or forfeit assets. If, in the future, we operate or have an ownership interest in casino gaming facilities located outside of Nevada or New Jersey, we may also be subject to the gaming laws and regulations of those other jurisdictions.
      The sale of alcoholic beverages at our Nevada properties is subject to licensing and regulation by the City of Las Vegas and Clark County, Nevada. The City of Las Vegas and Clark County have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action may, and revocation would, reduce the number of visitors to our Nevada casinos to the extent the availability of alcoholic beverages is important to them. If our alcohol licenses become in any way impaired, it would reduce the number of visitors. Any reduction in our number of visitors will reduce our revenue and cash flow.
Rising operating costs for our gaming and entertainment properties could have a negative impact on our profitability.
      The operating expenses associated with our gaming and entertainment properties could increase due to some of the following factors:

•	potential changes in the tax or regulatory environment which impose additional restrictions or increase operating costs;

•	our properties use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may reduce our working capital;

•	our Nevada properties use significant amounts of water and a water shortage may adversely affect our operations;

•	an increase in the cost of health care benefits for our employees could have a negative impact on our profitability;

•	some of our employees are covered by collective bargaining agreements and we may incur higher costs or work slow-downs or stoppages due to union activities;

•	our reliance on slot machine revenues and the concentration of manufacturing of slot machines in certain companies could impose additional costs on us; and

•	our insurance coverage may not be adequate to cover all possible losses and our insurance costs may increase.
We face substantial competition in the hotel and casino industry.
      The hotel and casino industry in general, and the markets in which we compete in particular, are highly competitive.

•	we compete with many world class destination resorts with greater name recognition, different attractions, amenities and entertainment options;

•	we compete with the continued growth of gaming on Native American tribal lands;

•	the existence of legalized gambling in other jurisdictions may reduce the number of visitors to our properties;

•	certain states have legalized, and others may legalize, casino gaming in specific venues, including race tracks and/or in specific areas, including metropolitan areas from which we traditionally attract customers; and

•	our properties also compete and will in the future compete with all forms of legalized gambling.
      Many of our competitors have greater financial, selling and marketing, technical and other resources than we do. We may not be able to compete effectively with our competitors and we may lose market share, which could reduce our revenue and cash flow.

Economic downturns, terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, could reduce the number of our visitors or the amount of money visitors spend at our casinos.
      The strength and profitability of our business depends on consumer demand for hotel-casino resorts and gaming in general and for the type of amenities we offer. Changes in consumer preferences or discretionary consumer spending could harm our business.
      During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings, because the gaming and other leisure activities we offer at our properties are discretionary expenditures, and participation in these activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Additionally, rising gas prices could deter non-local visitors from traveling to our properties.
      The terrorist attacks which occurred on September 11, 2001, the potential for future terrorist attacks and wars in Afghanistan and Iraq have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. Leisure and business travel, especially travel by air, remain particularly susceptible to global geopolitical events. Many of the customers of our properties travel by air, and the cost and availability of air service can affect our business. Furthermore, insurance coverage against loss or business interruption resulting from war and some forms of terrorism may be unavailable or not available on terms that we consider reasonable. We cannot predict the extent to which war, future security alerts or additional terrorist attacks may interfere with our operations.
Our hotels and casinos may need to increase capital expenditures to compete effectively.
      Capital expenditures, such as room refurbishments, amenity upgrades and new gaming equipment, may be necessary from time to time to preserve the competitiveness of our hotels and casinos. The gaming industry market is very competitive and is expected to become more competitive in the future. If cash from operations is insufficient to provide for needed levels of capital expenditures, the competitive position of our hotels and casinos could deteriorate if our hotels and casinos are unable to raise funds for such purposes.
Increased state taxation of gaming and hospitality revenues could adversely affect our hotel and casinos’ results of operations.
      The casino industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes. For example, casinos in Atlantic City pay for licenses as well as special taxes to the city and state, including taxes on annual gaming revenues, an annual investment alternative tax on annual gaming revenues, on casino complimentaries and on casino service industry multi-casino progressive slot machine revenue, a daily fee on each hotel room in a casino hotel facility that is occupied by a guest for consideration or as a complimentary item and a hotel parking charge.
      Future changes in state taxation of casino gaming companies cannot be predicted and any such changes could adversely affect the operating results of our hotels and casino.
The Sands Hotel and Casino’s operating results are subject to seasonality.
      The Sands Hotel and Casino’s quarterly operating results are highly volatile and subject to unpredictable fluctuations. The Sands Hotel and Casino historically experienced greater revenues in the summer. Future results may be more or less seasonal than historical results. The Sands Hotel and Casino’s operating results for any given quarter may not meet expectations or conform to the operating results of The Sands Hotel and Casino’s local, regional or national competitors. Conversely, favorable operating results in any given quarter may be followed by an unexpected downturn in subsequent quarters.
The Sands Hotel and Casino is exposed to certain risks related to the creditworthiness of its patrons.
      Historically, The Sands Hotel and Casino has extended credit on a discretionary basis to certain qualified patrons. For the nine months ended September 30, 2005, gaming credit extended to The Sands Hotel and

Casino’s table game patrons accounted for approximately 19.1% of overall table game wagering, and table game wagering accounted for approximately 19.7% of overall casino wagering during the period. At September 30, 2005, gaming receivables amounted to $6.1 million before an allowance for uncollectible gaming receivables of $3.4 million. There can be no assurance that defaults in the repayment of credit by patrons of The Sands Hotel and Casino would not have a material adverse effect on the results of operations of The Sands Hotel and Casino.
The Sands Hotel and Casino recently has incurred operating losses which could result in our determining that, for financial reporting purposes, our investment has been impaired.
      During 2005, The Sands Hotel and Casino began to incur operating losses relating to its operations. However, The Sands Hotel and Casino continues to generate positive cash flow. We believe that The Sands Hotel and Casino efforts to improve profitability may lead to a reversal of these operating losses. However, as there is no guarantee that these efforts will be successful, we continue to evaluate whether there is an impairment under Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”, or SFAS 144. In the event that a change in operations results in a future reduction of cash flows, we may determine an impairment under SFAS 144 has occurred at The Sands Hotel and Casino, and an impairment charge may be required.
Creditors of GB Holdings have indicated that they intend to challenge the transactions consummated in July 2004, which, among other things resulted in the transfer of The Sands Hotel & Casino to ACE Gaming, and intend to attempt to subordinate our claims against GB Holdings to those of other creditors.
      We own approximately 77.5% of the outstanding GB Holdings common stock. GB Holdings’ principal asset is 41.7% of the outstanding common stock of Atlantic Holdings. On September 29, 2005, GB Holdings filed for protection under Chapter 11 of the U.S. Bankruptcy Code. As a result we determined that we no longer control GB Holdings under applicable accounting rules and have deconsolidated our investment for financial reporting purposes. Creditors of GB Holdings have indicated that they may challenge the transactions in July 2004 that, among other things, resulted in the transfer of The Sands Hotel & Casino to ACE Gaming, the exchange of GB Holdings’ notes for 3% Senior Secured convertible notes of Atlantic Holdings, and, ultimately, our owning 58.7% of the Atlantic Coast common stock. The creditors also have indicated that, if they succeed in challenging these transactions, they may attempt to subordinate, in bankruptcy, AREP’s claims against GB Holdings to those of the creditors.
      Additionally, on September 2, 2005, Robino Stortini Holdings, LLC, or RSH, which claims to own beneficially 1,652,590 shares of common stock of GB Holdings, filed a complaint in the Court of Chancery of the State of Delaware against GB Holdings and the six members of its board or directors. Three of the GB Holdings directors include a director and two officers of our general partner. RSH alleges five counts against the defendants and seeks as relief the appointment of a custodian and receiver for GB Holdings and, among other things, a declaration that the director defendants breached their fiduciary duties and an award of unspecified compensatory damages as well as attorneys’ fees and costs. We are not a party in either lawsuit however claims under the RSH litigation may be subject to indemnification by us.
Oil and Gas
We face substantial risks in the oil and gas industry.
      The exploration for and production of oil and gas involves numerous risks. The cost of drilling, completing and operating wells for oil or gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

•	unexpected drilling conditions;

•	pressure or irregularities in formation;

•	equipment failures or repairs;

•	fires or other accidents;

•	adverse weather conditions;

•	pipeline ruptures or spills; and

•	shortages or delays in the availability of drilling rigs and the delivery of equipment.
The oil and gas industry is subject to environmental regulation by state and federal agencies.
      Our existing operations and the operations that we expect to acquire are affected by extensive regulation through various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.
      Our operations are also subject to numerous environmental laws, including but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment, and preservation of natural resources. Non-compliance with environmental laws and the discharge of oil, natural gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require us to incur costs to remedy the discharge. Oil and gas may be discharged in many ways, including from a well or drilling equipment at a drill site, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks, and sudden discharges from oil and gas wells or explosion at processing plants. Hydrocarbons tend to degrade slowly in soil and water, which makes remediation costly, and discharged hydrocarbons may migrate through soil and water supplies or adjoining property, giving rise to additional liabilities. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liabilities rendering entities liable for environmental damage without regard to negligence or fault. In the past, we have agreed to indemnify sellers of producing properties against certain liabilities for environmental claims associated with those properties. We cannot assure you that new laws or regulations, or modifications of or new interpretations of existing laws and regulations, will not substantially increase the cost of compliance or otherwise adversely affect our oil and gas operations and financial condition or that material indemnity claims will not arise with respect to properties that we acquire. While we do not anticipate incurring material costs in connection with environmental compliance and remediation, we cannot guarantee that material costs will not be incurred.
We may experience difficulty finding and acquiring additional reserves and be unable to compensate for the depletion of our proved reserves.
      Our future success and growth depends upon the ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, our proved reserves will generally decline as they are produced. The decline rate varies depending upon reservoir characteristics and other factors. Our future oil and gas reserves and production, and, therefore, cash flow and income are highly dependent upon the level of success in exploiting our current reserves and acquiring or finding additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investments to maintain or expand this asset base of oil and gas reserves could be impaired. Development projects and acquisition activities may not result in additional reserves. We may not have success drilling productive wells at economic returns sufficient to replace our current and future production. We may acquire reserves which contain undetected problems or issues that did not initially appear to be significant to us.
      Reservoir engineering is a subjective process of estimating the volumes of underground accumulations of oil and gas which cannot be measured precisely. The accuracy of any reserve estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Reserve estimates prepared by other engineers might differ from the estimates contained herein. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimate. Future prices received for the sale of oil and gas may be different from those used in preparing these reports. The amounts and timing of future operating and development costs may also differ from those used. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.
      Proved reserves are the estimated quantities of natural gas, condensate and oil that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The estimation of reserves requires substantial judgment on the part of petroleum engineers, resulting in imprecise determinations, particularly with respect to recent discoveries. The accuracy of any reserve estimate depends on the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may result in revisions of the estimate. Accordingly, estimates of reserves are often materially different from the quantities of natural gas, condensate and oil that are ultimately recovered, and these estimates will change as future production and development information becomes available. The reserve data represent estimates only and should not be construed as being exact.
Difficulties in exploration and development could adversely affect our financial condition.
      The costs of drilling all types of wells are uncertain, as are the quantity of reserves to be found, the prices that we will receive for the oil or natural gas and the costs of operating each well. While we have successfully drilled wells, you should know that there are inherent risks in doing so, and those difficulties could materially affect our financial condition and results of operations. Also, just because we complete a well and begin producing oil or natural gas, we cannot assure you that we will recover our investment or make a profit.
Oil and gas prices are likely to be volatile.
      Our revenues, profitability and the carrying value of oil and gas properties are substantially dependent upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. Historically, the markets for oil and gas have been volatile. Markets for oil and gas likely will continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to: (1) relatively minor changes in the supply of, and demand for, oil and gas; (2) market uncertainty; and (3) a variety of additional factors, all of which are beyond our control. These factors include, among others: domestic and foreign political conditions; the price and availability of domestic and imported oil and gas; the level of consumer and industrial demand; weather, domestic and foreign government relations; and the price and availability of alternative fuels and overall economic conditions. Our production is weighted toward natural gas, making earnings and cash flow more sensitive to natural gas price fluctuations.
There is inherent uncertainty in estimates of reserves which may affect future net cash flows.
      The basis for the success and long-term prospects for our oil and gas business is the price that we receive for our oil and gas. These prices are the primary factors for all aspects of our business including reserve values, future net cash flows, borrowing availability and results of operations. The reserve valuations are prepared annually by independent petroleum consultants. However, there are many uncertainties inherent in preparing these reports and the third party consultants rely on information we provide them. For example, Pretax PV-10 calculations that we report assume constant oil and gas prices, operating expenses and capital expenditures over the lives of the reserves. They also assume certain timing for completion of projects and that we will have the financial ability to conduct operations and capital expenditures without regard to factors independent of the reserve report. The actual results realized by the operations we propose to acquire may have historically varied from these reports and may do so in the future. The volumes estimated in these reports may also vary due to a variety of reasons including incorrect assumptions, unsuccessful drilling and the actual oil and gas prices that we receive.

      You should not assume that the Pretax PV-10 values of reserves represent the market value for those reserves. These values are prepared in accordance with strict guidelines imposed by the SEC. These valuations are the estimated discounted future net cash flows from our proved reserves. These estimates use prices that the operations we propose to acquire received or would have received as of a specified date and use costs for operating and capital expenditures in effect at that date. These assumptions are then used to calculate a future cash flow stream that is discounted at a rate of 10%.
Operating hazards and uninsured risks are inherent to the oil and gas industry.
      Our oil and gas business involves a variety of operating risks, including, but not limited to, natural disasters, unexpected formations or pressures, uncontrollable flows of oil, natural gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although we carry insurance at levels we believe are reasonable, we are not fully insured against all risks. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our financial condition and operations.
Our use of hedging arrangements have resulted in our reporting losses.
      We typically hedge a portion of oil and gas production during periods when market prices for products are higher than historical average prices. Typically, we have used swaps, cost-free collars and options to put products to a purchaser at a specified price, or floor. Under these arrangements, no payments are due by either party so long as the market price is above the floor price set in the collar and below the ceiling. If the price falls below the floor, the counter-party to the collar pays the difference to us and if the price is above the ceiling, the counter-party to the collar receives the difference from us. For the nine months ended September 30, 2005, we recognized unrealized losses on hedging transactions of $111.6 million which contributed to our net loss of $89.2 million for that period.
Government regulations impose costs on abandoning oil and gas facilities.
      Government regulations and lease terms require all oil and gas producers to plug and abandon platforms and production facilities at the end of the properties’ lives. Our reserve valuations do not include the estimated costs of plugging the wells and abandoning the platforms and equipment on their properties, less any cash deposited in escrow accounts for these obligations. These costs are usually higher on offshore properties, as are most expenditures on offshore properties. As of September 30, 2005, the total estimated abandonment costs, net of $22.6 million already in escrow, were approximately $19.5 million. Those future liabilities are accounted for by accruing for them in depreciation, depletion and amortization expense over the lives of each property’s total proved reserves.
The oil and gas industry is highly competitive.
      There are many companies and individuals engaged in the exploration for and development of oil and gas properties. Competition is particularly intense with respect to the acquisition of oil and gas producing properties and securing experienced personnel. We encounter competition from various oil and gas companies in raising capital and in acquiring producing properties. Many of our competitors have financial and other resources considerably larger than ours.
Real Estate Operations
Our investment in property development may be more costly than anticipated.
      We have invested and expect to continue to invest in unentitled land, undeveloped land and distressed development properties. These properties involve more risk than properties on which development has been completed. Unentitled land may not be approved for development. Undeveloped land and distressed development properties do not generate any operating revenue, while costs are incurred to develop the properties. In addition, undeveloped land and development properties incur expenditures prior to completion, including property taxes and development costs. Also, construction may not be completed within budget or as scheduled and projected rental levels or sales prices may not be achieved and other unpredictable contingencies beyond our control could occur. We will not be able to recoup any of such costs until such time as these properties, or parcels thereof, are either disposed of or developed into income-producing assets.
Competition for acquisitions could adversely affect us and new acquisitions may fail to perform as expected.
      We seek to acquire investments that are undervalued. Acquisition opportunities in the real estate market for value-added investors have become competitive to source and the increased competition may negatively impact the spreads and the ability to find quality assets that provide returns that we seek. These investments may not be readily financeable and may not generate immediate positive cash flow for us. There can be no assurance that any asset we acquire, whether in the real estate sector or otherwise, will increase in value or generate positive cash flow.
We may not be able to sell our rental properties, which would reduce cash available for other purposes.
      We are currently marketing for sale our rental real estate portfolio. As of September 30, 2005, we owned 58 rental real estate properties with a book value of approximately $155.6 million, individually encumbered by mortgage debt which aggregated approximately $82.6 million. As of September 30, 2005, we had entered into conditional sales contracts or letters of intent for six rental real estate properties. Selling prices for the properties covered by the contracts or letters of intent would total approximately $10 million. These properties are unencumbered by mortgage debt. Generally, these contracts and letters of intent may be terminated by the buyer with little or no penalty. We may not be successful in obtaining purchase offers for our remaining properties at acceptable prices and sales may not be consummated. Many of our properties are net-leased to single corporate tenants, and it may be difficult to sell those properties that existing tenants decline to re-let. Our attempt to market the real estate portfolio may not be successful. Even if our efforts are successful, we cannot be certain that the proceeds from the sales can be used to acquire businesses and investments at prices or at projected returns which are deemed favorable. From October 1, through November 30, we sold three of these rental real estate properties for approximately $4.3 million. These properties were unencumbered by mortgage debt. In the third quarter of 2005, we entered into agreements to seek offers to finance or sell the New Seabury development located in Massachusetts and Grand Harbor/ Oak Harbor, one of Bayswater’s two Florida developments. We cannot predict whether any such offers will be acceptable to us.
We face potential adverse effects from tenant bankruptcies or insolvencies.
      The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. If a tenant files for bankruptcy, we cannot evict the tenant solely because of such bankruptcy. A court, however, may authorize a tenant to reject or terminate its lease with us.
We may be subject to environmental liability as an owner or operator of development and rental real estate.
      Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances, pollutants and contaminants released on, under, in or from its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. To the extent any such substances are found in or on any property invested in by us, we could be exposed to liability and be required to incur substantial remediation costs. The presence of such substances or the failure to undertake proper remediation may adversely affect the ability to finance, refinance or dispose of such property. We generally conduct a Phase I environmental site assessment on properties in which we are considering investing. A Phase I environmental site assessment involves record review, visual site assessment and personnel interviews, but does not typically include invasive testing procedures such as air, soil or groundwater sampling or other tests performed as part of a Phase II environmental site assessment. Accordingly, there can be no assurance that these assessments will disclose all potential liabilities or that future property uses or conditions or changes in applicable environmental laws and regulations or activities at nearby properties will not result in the creation of environmental liabilities with respect to a property.
Investments
We may not be able to identify suitable investments, and our investments may not result in favorable returns or may result in losses.
      Our partnership agreement allows us to take advantage of investment opportunities we believe exist outside of the real estate market. The equity securities in which we may invest include common stocks, preferred stocks and securities convertible into common stocks, as well as warrants to purchase these securities. The debt securities in which we may invest include bonds, debentures, notes, or non-rated mortgage-related securities, municipal obligations, bank debt and mezzanine loans. Certain of these securities may include lower rated or non-rated securities which may provide the potential for higher yields and therefore may entail higher risk and may include the securities of bankrupt or distressed companies. In addition, we may engage in various investment techniques, including derivatives, options and futures transactions, foreign currency transactions, “short” sales and leveraging for either hedging or other purposes. We may concentrate our activities by owning one or a few businesses or holdings, which would increase our risk. We may not be successful in finding suitable opportunities to invest our cash and our strategy of investing in undervalued assets may expose us to numerous risks.
Our investments may be subject to significant uncertainties.
      Our investments may not be successful for many reasons including, but not limited to:

•	fluctuation of interest rates;

•	lack of control in minority investments;

•	worsening of general economic and market conditions;

•	lack of diversification;

•	inexperience with non-real estate areas;

•	fluctuation of U.S. dollar exchange rates; and

•	adverse legal and regulatory developments that may affect particular businesses.
      We also have engaged in a “short” sale which has resulted, to date, and in the future could result in significant unrealized and realized losses.

FORWARD-LOOKING STATEMENTS
      Some statements in this prospectus and the documents incorporated by reference are known as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, future performance generally, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition.
      When we use the words “believe,” “intend,” “expect,” “may,” “will,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements.
      We warn you that forward-looking statements are only predictions. Actual events or results may differ as a result of risks that we face, including those set forth in the section of this prospectus called “Risk Factors.” Those risks are representative of factors that could affect the outcome of the forward-looking statements. These and the other factors discussed elsewhere in this prospectus and the documents incorporated by reference herein are not necessarily all of the important factors that could cause our results to differ materially from those expressed in our forward-looking statements. Forward-looking statements speak only as of the date they were made and we undertake no obligation to update them.

USE OF PROCEEDS
      We will not receive any proceeds from the exchange of the new notes for the private notes pursuant to the exchange offer. On February 7, 2005, we issued and sold the private notes in a private offering, receiving net proceeds of approximately $471.5 million, after deducting selling and offering expenses.
      We intend to use the net proceeds of the private offering for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our existing business.
      We will use the net proceeds of the private offering and conduct our activities in a manner so as not to be deemed an investment company under the Investment Company Act. Generally, this means that we do not intend to enter the business of investing in securities and that no more than 40% of our total assets will be invested in securities. The portion of our assets invested in each type of security or any single issuer or industry will not be limited.
RATIO OF EARNINGS TO FIXED CHARGES
      The table below sets forth our ratio of earnings to fixed charges including our consolidated subsidiaries on a historical basis for each of the periods indicated below. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, income or loss from equity investees and minority interest plus fixed charges. Fixed charges consist of interest expense, amortization of capitalized expenses related to indebtedness, whether expensed or capitalized, amortization of capitalized interest and that portion of rental expense we believe to be representative of interest.

Nine Months
Ended September 30,		Year Ended December 31,

2005		2004	2003	2002	2001	2000

N/A	(1)	2.4x	2.0x	2.4x	2.2x	4.8x

(1)	For the nine months ended September 30, 2005, earnings were not sufficient to cover fixed charges by $97.2 million.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
      In connection with the sale of the private notes, we and the initial purchaser entered into a registration rights agreement in which we and AREH agreed to:

•	file a registration statement with the Securities and Exchange Commission with respect to the exchange of the private notes for new notes, or the exchange offer registration statement, no later than 180 days after the date we issued the private notes;

•	use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 300 days after the issuance date; and

•	commence the offer to exchange new notes for the private notes and use all commercially reasonable efforts to issue on or prior to 30 business days, or longer if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, new notes in exchange for all private notes tendered prior to that date in the exchange offer.
      We are making the exchange offer to satisfy certain of our obligations under the registration rights agreement. We filed a copy of the registration rights agreement as an exhibit to the exchange offer registration statement.
Resale of Exchange Notes
      Under existing interpretations of the Securities Act of 1933 by the staff of the SEC contained in several no-action letters to third parties, we believe that the new notes will generally be freely transferable by holders who have validly participated in the exchange offer without further registration under the Securities Act of 1933 (assuming the truth of certain representations required to be made by each holder of notes, as set forth below). For additional information on the staff’s position, we refer you to the following no-action letters: Exxon Capital Holdings Corporation, available April 13, 1988; Morgan Stanley & Co. Incorporated, available June 5, 1991; and Shearman & Sterling, available July 2, 1993. However, any purchaser of private notes who is one of our “affiliates” or who intends to participate in the exchange offer for the purpose of distributing the new notes or who is a broker-dealer who purchased private notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933:

•	will not be able to tender its private notes in the exchange offer;

•	will not be able to rely on the interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or transfer of the private notes unless such sale or transfer is made pursuant to an exemption from these requirements.
      If you wish to exchange private notes for new notes in the exchange offer, you will be required to make representations in a letter of transmittal which accompanies this prospectus, including that:

•	you are not our “affiliate” (as defined in Rule 405 under the Securities Act of 1933);

•	any new notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the new notes in violation of the provisions of the Securities Act of 1933;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of new notes; and

•	if you are a broker-dealer, you acquired the private notes for your own account as a result of market-making or other trading activities (and as such, you are a “participating broker-dealer”), you have not entered into any arrangement or understanding with American Real Estate Partners, L.P. or an affiliate of American Real Estate Partners, L.P. to distribute the new notes and you will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes.

      Rule 405 under the Securities Act of 1933 provides that an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.
      The SEC has taken the position that participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and accordingly may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed to use commercially reasonable efforts to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use the prospectus contained in the exchange offer registration statement in connection with the resale of the new notes for a period of 270 days from the issuance of the new notes.
Terms of the Exchange Offer
      This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all private notes which are properly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the new notes by the trustee or an authentication agent, we will issue and deliver $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding private notes accepted in the exchange offer. Holders may tender some or all of their private notes in the exchange offer in denominations of $1,000 and integral multiples thereof.
      The form and terms of the new notes are identical in all material respects to the form and terms of the private notes, except that:

(1) the offering of the new notes has been registered under the Securities Act of 1933;

(2) the new notes generally will not be subject to transfer restrictions or have registration rights; and

(3) certain provisions relating to liquidated damages on the private notes provided for under certain circumstances will be eliminated.
      The new notes will evidence the same debt as the private notes. The new notes will be issued under and entitled to the benefits of the indenture.
      As of the date of this prospectus, $480 million aggregate principal amount of the private notes is outstanding. In connection with the issuance of the private notes, we made arrangements for the private notes to be issued and transferable in book-entry form through the facilities of the Depository Trust Company acting as a depositary. The new notes will also be issuable and transferable in book-entry form through the Depository Trust Company.
      The exchange offer is not conditioned upon any minimum aggregate principal amount of private notes being tendered. However, our obligation to accept private notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under “— Conditions” below.
      Holders who tender private notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of private notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Solicitation of Tenders; Fees and Expenses” for more detailed information regarding the expenses of the exchange offer.
      By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “— Procedures for Tendering” below.

Expiration Date; Extensions; Amendments
      The term “expiration date” will mean 5:00 p.m., New York City time, on January 13, 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.
      To extend the exchange offer, we will:

•	notify the exchange agent of any extension orally or in writing; and

•	notify the registered holders of the private notes by means of a press release or other public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
      We reserve the right, in our reasonable discretion:

•	to delay accepting any private notes;

•	to extend the exchange offer; or

•	if any conditions listed below under “— Conditions” are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.
      We will follow any delay in acceptance, extension or termination as promptly as practicable by oral or written notice to the registered holders. If we amend the exchange offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders.
Interest on the New Notes
      Interest on the new notes will accrue from the last interest payment date on which interest was paid on the private notes surrendered in exchange for new notes or, if no interest has been paid on the private notes, from the issue date of the private notes, February 7, 2005. Interest on the new notes will be payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2005.
Procedures for Tendering
      You may tender your private notes in the exchange offer only if you are a registered holder of private notes. To tender in the exchange offer, you must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signatures thereof guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or such facsimile to the exchange agent, at the address listed below under “— Exchange Agent” for receipt prior to the expiration date.
      In addition, either:

•	the exchange agent must receive certificates for the private notes along with the letter of transmittal into its account at the Depository Trust Company pursuant to the procedure described under “— Book-Entry Transfer” before the expiration date;

•	the exchange agent must receive a timely confirmation of a book-entry transfer, if the procedure is available, into its account at the Depository Trust Company pursuant to the procedure described under “— Book-Entry Transfer” before the expiration date; or

•	you must comply with the procedures described under “Guaranteed Delivery Procedures.”
      Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      The method of delivery of private notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that, instead of delivery by mail, you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent prior to the expiration date. You should not send letters of transmittal or private notes to us. You may request that your respective brokers, dealers, commercial banks, trust companies or nominees effect the transactions described above for you.
      If you are a beneficial owner whose private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your private notes, you should contact such registered holder promptly and instruct such registered holder to tender on your behalf. If you wish to tender on your own behalf, prior to completing and executing the letter of transmittal and delivering your private notes, you must either:

•	make appropriate arrangements to register ownership of your private notes in your name; or

•	obtain a properly completed bond power from the registered holder.
      The transfer of record ownership may take considerable time unless private notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instruction” on the letter of transmittal; or

•	for the account of an “Eligible Institution” which is either:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company located or having an office or correspondent in the United States; or

•	otherwise an “eligible guarantor institution” within meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.
An Eligible Institution must guarantee the signatures on a letter of transmittal or a notice of withdrawal described below under “— Withdrawal of Tenders.”
      If the letter of transmittal is signed by a person other than the registered holder, such private notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the private notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the private notes.
      If the letter of transmittal or any private notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, they must submit evidence satisfactory to us of their authority to so act with the letter of transmittal.
      The letter of transmittal will include representations to us as set forth under “Resale of Exchange Notes.”
      You should note that:

•	All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered private notes will be determined by us in our sole discretion, which determination will be final and binding;

•	We reserve the absolute right to reject any and all private notes not properly tendered or any private notes the acceptance of which would, in our judgment or the judgment of our counsel, be unlawful;

•	We also reserve the absolute right to waive any irregularities or conditions of tender as to particular private notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of private notes must be cured within such time as we shall determine;

•	Although we intend to notify holders of defects or irregularities with respect to any tender of private notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to tenders of private notes, nor shall any of them incur any liability for failure to give such notification; and

•	Tenders of private notes will not be deemed to have been made until such irregularities have been cured or waived. Any private notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer
      The exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the private notes at the Depository Trust Company for the purpose of facilitating the exchange offer. Any financial institution that is a participant in the Depository Trust Company’s system may make book-entry delivery of private notes by causing the Depository Trust Company to transfer such private notes into the exchange agent’s account with respect to the private notes in accordance with the Depository Trust Company’s Automated Tender Offer Program procedures for such transfer. However, the exchange for the private notes so tendered will only be made after timely confirmation of such book-entry transfer of private notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the Depository Trust Company and received by the exchange agent and forming a part of the confirmation of a book-entry transfer, which states that the Depository Trust Company has received an express acknowledgment from a participant that is tendering private notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against the participant.
      Although delivery of private notes may be effected through book-entry transfer into the exchange agent’s account at the Depository Trust Company, you must transmit and the exchange agent must receive, the letter of transmittal (or facsimile thereof) properly completed and duly executed with any required signature guarantee and all other required documents prior to the expiration date, or you must comply with the guaranteed delivery procedures described below. Delivery of documents to the Depository Trust Company does not constitute delivery to the exchange agent.
Guaranteed Delivery Procedures
      If you wish to tender your private notes but your private notes are not immediately available, or time will not permit your private notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may effect a tender if:

(1) the tender is made through an Eligible Institution;

(2) prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery

•	stating the name and address of the holder, the certificate number or numbers of such holder’s private notes and the principal amount of such private notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile thereof, together with the certificate(s) representing the private notes to be tendered in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent’s account at the Depository Trust Company of private notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

(3) such properly completed and executed letter of transmittal, or a facsimile thereof, together with the certificate(s) representing all tendered private notes in proper form for transfer, or confirmation of a book-entry transfer into the exchange agent’s account at the Depository Trust Company of private notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.
      Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your private notes according to the guaranteed delivery procedures described above.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw tenders of private notes at any time prior to the expiration date.
      For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth this prospectus prior to the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the private notes to be withdrawn;

•	identify the private notes to be withdrawn, including the certificate number or number and principal amount of such private notes or, in the case of private notes transferred by book-entry transfer, the name and number of the account at the Depository Trust Company to be credited; and

•	be signed in the same manner as the original signature on the letter of transmittal by which such private notes were tendered, including any required signature guarantee.
      We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices, and our determination shall be final and binding on all parties. We will not deem any properly withdrawn private notes to have been validly tendered for purposes of the exchange offer, and we will not issue new notes with respect those private notes unless you validly retender the withdrawn private notes. You may retender properly withdrawn private notes following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.
Conditions
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange the new notes for, any private notes, and may terminate the exchange offer as provided in this prospectus before the acceptance of the private notes, if:

•	the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer;

•	there has been proposed, adopted or enacted any law, rule or regulation that, in our reasonable judgment would impair materially our ability to consummate the exchange offer; or

•	all governmental approvals which we deem necessary for the completion of the exchange offer have not been obtained.

      If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any private notes and return all tendered private notes to you;

•	extend the exchange offer and retain all private notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the private notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered private notes that have not been withdrawn.
      If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the private notes.
Exchange Agent
      We have appointed Wilmington Trust Company, the trustee under the indenture, as exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent at one of the addresses set forth below. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of directions of our company. You should direct questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:
By Certified or Registered Mail:
Wilmington Trust Company
DC-1626 Processing Unit
P.O. Box 8861
Wilmington, DE 19899-8861
By Overnight Courier or Hand Delivery:
Wilmington Trust Company
Corporate Capital Markets
1100 North Market Street
Wilmington, DE 19890-1626
By Facsimile:
(302) 636-4139
Confirm By Telephone:
(302) 636-6470
      Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.
      The trustee does not assume any responsibility for and makes no representation as to the validity or adequacy of this prospectus or the notes.
Solicitation of Tenders; Fees And Expenses
      We will pay all expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation by mail. Our officers and regular employees may make additional solicitations in person or by telephone or telecopier.
      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith.
      We also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the private notes and in handling or forwarding tenders for exchange.

      We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.
      We will pay all transfer taxes, if any, applicable to the exchange of private notes for new notes pursuant to the exchange offer. If, however, certificates representing new notes or private notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the private notes tendered, or if tendered private notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of private notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.
Consequences of Failure to Exchange
      Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Private notes that are not exchanged for new notes pursuant to the exchange offer will remain restricted securities. Accordingly, those private notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act of 1933;

•	in a transaction meeting the requirements of Rule 144 under the Securities Act of 1933;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S under the Securities Act of 1933;

•	in accordance with another exemption from the registration requirements of the Securities Act of 1933 and based upon an opinion of counsel if we so request;

•	to us; or

•	pursuant to an effective registration statement.
      In each case, the private notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

DESCRIPTION OF NOTES
General
      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “AREP” refers only to American Real Estate Partners, L.P., the words “AREP Finance” refer only to AREP Finance, the word “AREH” refers only to American Real Estate Holdings Limited Partnership, and the word “API” refers only to American Property Investors, Inc. and not to any of their respective Subsidiaries. For the avoidance of doubt, AREH will be deemed to be a Subsidiary of AREP for so long as AREH remains a Guarantor. The term “Issuers” refers to AREP and AREP Finance, collectively.
      The Issuers issued the private notes, and will issue the new notes, under an indenture among the Issuers, AREH, as guarantor, and Wilmington Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.
      The following description is a summary of the material provisions of the indenture. It does not restate the indenture in entirety. We urge you to read the indenture because it and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture and the registration rights agreement.
      For the avoidance of doubt, the inclusion of exceptions to the provisions (including covenants and definitions) set forth herein will not be interpreted to imply that the matters permitted by the exception would be limited by the terms of such provisions but for such exceptions.
      The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
Brief Description of the Notes and the Note Guarantee
The Notes
      The notes:

•	will be the general unsecured obligation of each of the Issuers;

•	will be pari passu in right of payment to all existing and future senior Indebtedness of each of the Issuers;

•	will be senior in right of payment to any future subordinated Indebtedness of each of the Issuers; and

•	will be effectively subordinated to the secured Indebtedness of the Issuers to the extent of the value of the collateral securing such Indebtedness. As of September 30, 2005, the Issuers did not have any secured Indebtedness.
The Note Guarantee
      The Guarantee of the notes:

•	will be the general unsecured obligation of AREH;

•	will be pari passu in right of payment to all existing and future senior Indebtedness of AREH;

•	will be senior in right of payment to any future subordinated Indebtedness of AREH; and

•	will be effectively subordinated to the secured Indebtedness of AREH to the extent of the value of the collateral securing such Indebtedness. As of September 30, 2005, AREH had $39 million of secured Indebtedness.

      The operations of AREP are conducted through its Subsidiaries (including AREH) and, therefore, AREP depends on the cash flow of AREP’s Subsidiaries and AREH to meet its obligations, including its obligations under the notes. The notes will not be guaranteed by any of AREP’s Subsidiaries other than AREH. The notes and the guarantee will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of AREP’s Subsidiaries (other than AREH). Any right of the Issuers or AREH to receive assets of any of their Subsidiaries (other than AREH) upon that Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that any of the Issuers or AREH is itself recognized as a creditor of that Subsidiary, in which case the claims of the Issuers and AREH would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by the Issuers or AREH. The covenants of the notes do not restrict the ability of AREP’s Subsidiaries, other than AREH, from incurring additional Indebtedness or creating liens, nor do the covenants of the notes restrict the ability of AREH, AREP or its Subsidiaries from making investments or entering into sale and leaseback transactions.
Principal, Maturity and Interest
      The Issuers will issue $480.0 million in aggregate principal amount of notes. The Issuers may issue additional notes (“Additional Notes”) from time to time. Any offering of Additional Notes is subject to the covenant “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” In the case of each series, the notes and any Additional Notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemption and offers to purchase. The Issuers will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on February 15, 2013.
      Interest on the notes will accrue at the rate of 7 1/8% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2005. Interest on overdue principal and interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The Issuers will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.
      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a noteholder holds at least $2.0 million aggregate principal amount of notes, such holder may give wire transfer instructions to AREP and the Issuers will instruct the trustee to pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders. In addition, all payments will be subject to the applicable rules and procedures of the settlement systems (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuers or any of their Subsidiaries (including AREH) may act as paying agent or registrar.

Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Note Guarantee
      The notes will be guaranteed by AREH. AREP may, at its option, add subsidiary Guarantors to the notes. Each Guarantor’s obligations under its Note Guarantee will be limited as necessary to prevent the Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from the guarantor.”
      Any Guarantor’s Note Guarantee will be released:

(1) upon the substitution of a successor to AREH or other release as described under the heading “Certain Covenants — Merger, Consolidation or Sale of Assets”; and

(2) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Covenant Defeasance” and “— Satisfaction and Discharge.”
Optional Redemption
      At any time prior to February 15, 2008, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of notes (including Additional Notes) issued under the indenture at a redemption price of 107 1/8% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided, however, that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by AREP and its Subsidiaries (including any Guarantor)); and

(2) the redemption occurs within 60 days of the date of the closing of such Equity Offering.
      Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers’ option prior to February 15, 2009.
      On or after February 15, 2009, the Issuers may redeem all or a part of the notes upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on one of the years indicated below:

Year	Percentage

2009	103.563%
2010	101.781%
2011 and thereafter	100.000%

Mandatory Disposition Pursuant to Gaming Laws
      If any Gaming Authority requires that a holder or Beneficial Owner of notes be licensed, qualified or found suitable under any applicable Gaming Law and such holder or Beneficial Owner:

(1) fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority; or

(2) is denied such license or qualification or not found suitable; AREP shall then have the right, at its option:

(1) to require each such holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of the occurrence of the event described in clause (1) or (2) above, or

(2) to redeem the notes of each such holder or Beneficial Owner, in accordance with Rule 14e-1 of the Exchange Act, if applicable, at a redemption price equal to the lowest of:

(a) the principal amount thereof, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption, the date 30 days after such holder or Beneficial Owner is required to apply for a license, qualification or finding of suitability (or such shorter period that may be required by any applicable Gaming Authority) if such holder or Beneficial Owner fails to do so (“Application Date”) or of the date of denial of license or qualification or of the finding of unsuitability by such Gaming Authority;

(b) the price at which such holder or Beneficial Owner acquired the notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the earlier of the date of redemption, the Application Date or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority; and

(c) such other lesser amount as may be required by any Gaming Authority.
      Immediately upon a determination by a Gaming Authority that a holder or Beneficial Owner of the notes will not be licensed, qualified or found suitable and must dispose of the notes, the holder or Beneficial Owner will, to the extent required by applicable Gaming Laws, have no further right:

(1) to exercise, directly or indirectly, through any trustee or nominee or any other person or entity, any right conferred by the notes, the Note Guarantee or the indenture; or

(2) to receive any interest, Liquidated Damages, dividend, economic interests or any other distributions or payments with respect to the notes and the Note Guarantee or any remuneration in any form with respect to the notes and the Note Guarantee from the Issuers, any Note Guarantor or the trustee, except the redemption price referred to above.
      AREP shall notify the trustee in writing of any such redemption as soon as practicable. Any holder or Beneficial Owner that is required to apply for a license, qualification or a finding of suitability will be responsible for all fees and costs of applying for and obtaining the license, qualification or finding of suitability and of any investigation by the applicable Gaming Authorities and the Issuers and any Note Guarantor will not reimburse any holder or Beneficial Owner for such expense.
Mandatory Redemption
      The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders
Change of Control
      If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control offer on the terms set forth in the indenture. In the Change of Control offer, the Issuers will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.
      On the Change of Control payment date, the Issuers will, to the extent lawful:

(1) accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control offer;

(2) deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.
      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. The Issuers will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.
      The provisions described above that require the Issuers to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      The Issuers will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control offer.
      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition by AREP or AREH of “all or substantially all” of its properties or assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of AREP or AREH to another Person or group may be uncertain. In addition, under certain circumstances the definition of Change of Control excludes certain sales, leases transfers, conveyances or other dispositions even if they constitute “all or substantially all” of the properties or assets of AREP or AREH.

Certain Covenants
Restricted Payments
      AREP will not, and will not permit any of its Subsidiaries (including any Guarantor) to:

(1) declare or pay any dividend or make any other distribution on account of AREP’s or any of its Subsidiaries’ (including any Guarantor’s) Equity Interests or to the holders of AREP’s or any of its Subsidiaries’ (including AREH’s) Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of AREP or to AREP or a Subsidiary of AREP (including AREH));

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving AREP) any Equity Interests of AREP; or

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of AREP or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among AREP and any of its Subsidiaries (including any Guarantor)), except a payment of interest, Other Liquidated Damages or principal at the Stated Maturity on such subordinated Indebtedness (all such payments and other actions set forth in these clauses (1) through (3) (except as excluded therein) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) AREP or any Guarantor would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by AREP and its Subsidiaries (including any Guarantor) after May 12, 2004 (excluding Restricted Payments permitted by clauses (2), (3), (4), (6) and (8) of the next succeeding paragraph) is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of AREP for the period (taken as one accounting period) from July 1, 2006 to the end of AREP’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); provided, however, that to the extent any payments of Tax Amounts were not deducted in the calculation of Consolidated Net Income during the applicable period, for purposes of this clause (a), such payments of Tax Amounts will be deducted from Consolidated Net Income, plus

(b) 100% of the aggregate net cash proceeds received by AREP since May 12, 2004 as a contribution to its equity capital or from the issue or sale of Equity Interests of AREP (excluding Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of AREP that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of AREP (including AREH)).

      So long as no Default or Event of Default has occurred and is continuing or would be caused thereby (except with respect to clauses (6) and (8), which payments will be permitted notwithstanding an Event of Default), the preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption or payment within 60 days after the date of declaration of the dividend or giving of the redemption notice or becoming irrevocably obligated to make such payment, as the case may be, if at the date of declaration or notice or becoming irrevocably obligated to make such payment, the dividend or payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of AREP (including any Guarantor)) of, Equity Interests (other than Disqualified Stock) or from the substantially concurrent contribution of equity capital to AREP; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of AREP or any Guarantor that is contractually subordinated to the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the declaration or payment of any dividend or distribution by a Subsidiary of AREP (including any Guarantor) to the holders of its Equity Interests; provided, that if any such dividend or distribution is paid to an Affiliate of the Principal (other than AREP or any of its Subsidiaries (including any Guarantor)), that any such dividend or distribution is paid on a pro rata basis to all holders (including AREP or any of its Subsidiaries (including any Guarantor)) that hold securities whose terms (either contractually or by law) entitle them to the same distribution upon which such dividend or distribution is paid;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of AREP or any Subsidiary of AREP (including any Guarantor) held by any member of AREP’s (or any of its Subsidiaries’ (including any Guarantors)) management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million;

(6) for so long as AREP is a partnership or otherwise a pass-through entity for federal income tax purposes for any period, AREP may make cash distributions to its equity holders or partners in an amount not to exceed the Tax Amount for such period; provided that a distribution of the Tax Amount shall be made no earlier than 20 days prior to the due date for such tax (or the date that quarterly estimated taxes are required to be paid) that would be payable by AREP if it were a Delaware corporation;

(7) the purchase, redemption or retirement for value of Capital Stock of AREP not owned by the Principal or any Affiliate of the Principal, provided that (a) AREP would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) after giving effect to such purchase, redemption or retirement, the Partners’ Equity is at least $1.0 billion;

(8) the payment of dividends on the Preferred Units in the form of additional Preferred Units or other Capital Stock of AREP (that is not Disqualified Stock) or the payment of cash dividends on the Preferred Units in lieu of fractional Preferred Units; provided that the aggregate amount of cash under this clause (8) does not exceed $100,000 in any calendar year;

(9) the purchase, redemption or retirement for value of the Preferred Units on or before March 31, 2010, provided that (a) AREP would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) after giving effect to such purchase, redemption or retirement, the Partners’ Equity is at least $1.0 billion; and

(10) other Restricted Payments in an aggregate amount not to exceed $50.0 million since the date of the indenture.
      For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (10) above, or is permitted to be made pursuant to the first paragraph of this covenant, AREP shall, in its sole discretion, classify (or later reclassify, in whole or in part, in its sole discretion) such Restricted Payment in any manner that complies with this covenant.
      The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by AREP or such Subsidiary (including AREH), as the case may be, pursuant to the Restricted Payment.
Incurrence of Indebtedness and Issuance of Preferred Stock
      Neither AREP nor any Guarantor will create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and neither AREP nor any Guarantor will issue any Disqualified Stock; provided, however, that AREP or any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if immediately after giving effect to the incurrence of additional Indebtedness (including Acquired Debt) or issuance of Disqualified Stock (including a pro forma application of the net proceeds therefrom), the ratio of the aggregate principal amount of all outstanding Indebtedness (excluding Indebtedness incurred pursuant to clauses (4), (7) and (8) of the following paragraph and any Hedging Obligations of AREP’s Subsidiaries that are not Guarantors) of AREP and its Subsidiaries (including any Guarantor) on a consolidated basis determined in accordance with GAAP (including an amount of Indebtedness equal to the principal amount of any Guarantees by AREP or its Subsidiaries (including any Guarantor) of any Indebtedness of a Person (that is not AREP or a Subsidiary) to the extent such Guarantees were not included in computing AREP’s or its Subsidiaries’ (including any Guarantor’s) outstanding Indebtedness) to the Tangible Net Worth of AREP and its Subsidiaries (including any Guarantor) on a consolidated basis, would have been less than 1.75 to 1.
      The preceding paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by AREP or any Guarantor of Indebtedness represented by the notes to be issued on the date of the indenture and the exchange notes to be issued pursuant to the registration rights agreement;

(2) the incurrence by AREP or any Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (1), (2) or (9) of this paragraph or any Existing Indebtedness;

(3) the incurrence by AREP or any Guarantor of intercompany Indebtedness between or among AREP and any of its Subsidiaries (including AREH) or the issuance of Disqualified Stock by any Guarantor to AREP;

(4) the incurrence by AREP or any Guarantor of Hedging Obligations that are incurred in the normal course of business;

(5) the incurrence by AREP or any Guarantor of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(6) the incurrence by AREP or any Guarantor of the Existing Indebtedness;

(7) Indebtedness arising from any agreement entered into by AREP or AREH providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an asset sale;

(8) Indebtedness of AREP or any Guarantor attributable to Bad Boy Guarantees; and

(9) the incurrence by AREP or any Guarantor of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $10.0 million at any one time outstanding.
      Neither AREP nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of AREP or any Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the Note Guarantee, as applicable, on substantially identical terms; provided, however, that no Indebtedness of AREP or any Guarantor shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of AREP or any Guarantor for purposes of this paragraph solely by virtue of being unsecured or secured to a lesser extent or on a junior Lien basis.
      To the extent AREP or any Guarantor incurs any intercompany Indebtedness, (a) if AREP or any Guarantor is the obligor on such Indebtedness, such Indebtedness (other than intercompany Indebtedness of any Guarantor to or from AREP or another Guarantor) must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and (b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than AREP or a Subsidiary of AREP (including any Guarantor) and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either AREP or a Subsidiary of AREP (including any Guarantor) shall be deemed, in each case, to constitute an incurrence of such Indebtedness by AREP or any Guarantor, that is not intercompany Indebtedness; provided that in the case of clause (a), that no restriction on the payment of principal, interest or other obligations in connection with such intercompany Indebtedness shall be required by such subordinated terms except during the occurrence and continuation of a Default or Event of Default.
      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above or is entitled to be incurred pursuant to the first paragraph of this covenant, in each case, as of the date of incurrence thereof, AREP shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by AREP.
      The accrual of interest, the accretion or amortization of original issue discount, the payment of interest or Other Liquidated Damages on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that AREP or any Guarantor may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
      The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.
Limitation on Liens
      Neither AREP nor any Guarantor will, (a) issue, assume or guarantee any Indebtedness if such Indebtedness is secured by a Lien upon, or (b) secure any then outstanding Indebtedness by granting a Lien upon, any Principal Property of AREP or any Guarantor, now owned or hereafter acquired by AREP or any Guarantor, without effectively providing that the notes and the Note Guarantee shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to:

(1) Liens on any Principal Property acquired after the Issuance Date to secure or provide for the payment of the purchase price or acquisition cost thereof;

(2) Liens on Principal Property acquired after the Issuance Date existing at the time such Principal Property is acquired;

(3) Liens on any Principal Property acquired from a corporation merged with or into AREP or any Guarantor;

(4) Liens in favor of AREP or any Guarantor;

(5) Liens in existence on any Principal Property on the Issuance Date;

(6) Liens on any Principal Property constituting unimproved real property constructed or improved after the Issuance Date to secure or provide for the payment or cost of such construction or improvement;

(7) Liens in favor of, or required by, governmental authorities;

(8) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insure carriers under insurance arrangements;

(9) Liens for taxes, assessments or governmental charges or statutory liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business or in the improvement or repair of any Principal Property not yet due or which are being contested in good faith by appropriate proceedings;

(10) any judgment attachment or judgment Lien not constituting an Event of Default;

(11) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and in the improvement or repair of any Principal Property and which obligations are not expressly prohibited by the indenture;

(12) Liens to secure Indebtedness of AREP or any Guarantor attributable to Bad Boy Guarantees;

(13) Liens in favor of the trustee and required by the covenant “Maintenance of Interest Coverage”;

(14) Liens to secure margin Indebtedness; provided that such Liens are secured solely by the applicable margin securities; or

(15) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (xiv), inclusive;

provided that in the case of clauses (1), (2) and (3) such Liens shall only extend to the Principal Property so acquired (including through any merger or consolidation) and not to any other Principal Property of AREP or any Guarantor.
Maintenance of Interest Coverage
      On each Quarterly Determination Date, the Fixed Charge Coverage Ratio of AREP and the Guarantors will be at least 1.5 to 1.0 for the four consecutive fiscal quarters most recently completed prior to such Quarterly Determination Date; provided that, in the event that the Fixed Charge Coverage Ratio of AREP and the Guarantors is less than 1.5 to 1.0 for such four consecutive fiscal quarters, the Issuers shall be deemed to have satisfied this maintenance test if there is deposited, within 2 Business Days of such Quarterly Determination Date, an amount in cash such that the deposited funds, together with any funds previously deposited pursuant to this covenant (and that have not been paid out or otherwise released) are in an amount equal to the Issuers’ obligations to pay interest on the notes for one year; provided further, that the Issuers shall grant to the trustee, on behalf of the holders of the notes, a first priority security interest in such deposited funds. At any subsequent Quarterly Determination Date, if the Fixed Charge Coverage Ratio of AREP and the Guarantors is at least 1.5 to 1.0 for the four consecutive fiscal quarters most recently completed prior to such Quarterly Determination Date, such deposited funds will be released from the security interest granted to the trustee and paid to or at the direction of AREP.
Maintenance of Total Unencumbered Assets
      On each Quarterly Determination Date, the ratio of Total Unencumbered Assets to the then outstanding principal amount of the Unsecured Indebtedness will be greater than 1.5 to 1.0 as of the last day of the fiscal quarter most recently completed.
Compliance with Law
      AREP will, and will cause its Subsidiaries (including any Guarantor) to, comply in all material respects with all applicable laws, rules and regulations.
No Investment Company
      Neither AREP nor any Guarantor will register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
Merger, Consolidation or Sale of Assets
      AREP will not: (1) consolidate or merge with or into another Person (whether or not AREP, is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of AREP in one or more related transactions, to another Person; unless:

(1) either: (a) AREP is the surviving entity, or (b) the Person formed by or surviving any such consolidation or merger (if other than AREP) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than AREP) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of AREP under the notes, the indenture and the registration rights agreement and upon such assumption such Person will become the successor to, and be substituted for, AREP thereunder and all references to AREP in each thereof shall then become references to such Person and such Person shall thereafter be able to exercise every right and power of AREP thereunder;

(3) immediately after such transaction no Default or Event of Default exists;

(4) AREP or the Person formed by or surviving any such consolidation or merger (if other than AREP), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock; and

(5) AREP has delivered to the trustee an Officers’ Certificate and opinion of counsel, which may be an opinion of in-house counsel of AREP or an Affiliate, each stating that such transaction complies with the terms of the indenture.
      Clauses (1), (2) or (4) above will not apply to or be required to be complied with in connection with any merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of AREP’s properties or assets to:

(1) an Affiliate that has no material assets or liabilities where the primary purpose of such transaction is to change AREP into a corporation or other form of business entity or to change the jurisdiction of formation of AREP and such transaction does not cause the realization of any material federal or state tax liability that will be paid by AREP or any of its Subsidiaries (including AREH). For purposes of this paragraph, the term material refers to any assets, liabilities or tax liabilities that are greater than 5.0% of the Tangible Net Worth of AREP and its Subsidiaries (including AREH) on a consolidated basis; or

(2) any Person; provided that AREP receives consideration in Cash Equivalents and marketable securities with an aggregate Fair Market Value determined at the time of the execution of such relevant agreement of at least $1.0 billion for such merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of AREP’s properties or assets. In any transaction referred to in this clause (2), and subject to the terms and conditions thereof, the trustee shall, without the need of any action by the noteholders, (x) confirm that such Person shall not be liable for and release such Person from, any obligation of AREP’s under the indenture and the notes and (y) release any Guarantor from all obligations under its Note Guarantee if such Guarantor was directly or indirectly sold, assigned, transferred, conveyed or otherwise disposed of to such Person in such transaction.
      AREP or the Person formed by or surviving any merger or consolidation will not have to comply with clause (4) above in connection with any merger or consolidation if the effect of the merger or consolidation is to cause the Capital Stock of AREP not owned by the Principal or any Affiliate of the Principal to be retired or extinguished for consideration that was provided by the Principal or an Affiliate of the Principal (other than AREP or its Subsidiaries (including AREH) or the Person formed by or surviving any merger or consolidation) and the Partners’ Equity immediately after giving effect to the merger or consolidation is not less than the Partners’ Equity immediately prior to such merger or consolidation.
      In addition, AREP may not lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. In the case of a lease of all or substantially all of the assets of AREP, AREP will not be released from its obligations under the notes or the indenture, as applicable.
      AREH will not: (1) consolidate or merge with or into another Person (whether or not AREH, is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of AREH in one or more related transactions, to another Person; unless:

(1) either: (a) AREH is the surviving entity, or (b) the Person formed by or surviving any such consolidation or merger (if other than AREH) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or limited partnership entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than AREH) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of AREH under the Note Guarantee (and becomes a Guarantor), the notes, the indenture and the registration rights agreement, and upon such assumption such Person will become the successor to, and be substituted for, AREH thereunder, and all references to AREH in each thereof shall than become references to such Person and such Person shall thereafter be able to exercise every right and power of AREH thereunder;

(3) immediately after such transaction no Default or Event of Default exists;

(4) AREH or the Person formed by or surviving any such consolidation or merger (if other than AREP), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock; and

(5) AREH has delivered to the trustee an Officers’ Certificate and opinion of counsel which may be an opinion of in-house counsel of AREP or an Affiliate, each stating that such transaction complies with the terms of the indenture.
      Clauses (1), (2) or (4) above will not apply to or be required to be complied with in connection with any merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of AREH’s properties or assets to:

(1) an Affiliate that has no material assets or liabilities where the primary purpose of such transaction is to change AREH into a corporation or other form of business entity or to change the jurisdiction of formation of AREH and such transaction does not cause the realization of any material federal or state tax liability that will be paid by AREH or any of its Subsidiaries. For purposes of this paragraph, the term material refers to any assets, liabilities or tax liabilities that are greater than 5.0% of the Tangible Net Worth of AREP and its Subsidiaries (including AREH) on a consolidated basis;

(2) any Person; provided that AREP receives consideration in Cash Equivalents and marketable securities with an aggregate Fair Market Value determined at the time of the execution of such relevant agreement of at least $1.0 billion for such merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of AREH’s properties or assets; or

(3) any Person; provided that AREH receives consideration in Cash Equivalents and marketable securities with an aggregate Fair Market Value determined at the time of the execution of such relevant agreement of at least $1.0 billion for such merger or consolidation or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of AREH’s properties or assets and AREH remains a Subsidiary of AREP.
      In any transaction referred to in clause (2) or (3) above, and subject to the terms and conditions thereof, the trustee shall, without the need of any action by the noteholders, (x) confirm that such other Person shall not be liable for and shall be released from any obligation of AREP’s or AREH’s under the indenture, the notes and the Note Guarantees, and (y) release any Guarantor from all obligations under its Note Guarantee if such Guarantor was directly or indirectly sold, assigned, transferred, conveyed or otherwise disposed of to such Person in such transaction.
      This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among AREP, AREH or any one or more Guarantors; or

(2) any sale, assignment, transfer, conveyance or other disposition of Cash Equivalents, including, without limitation, any investment or capital contribution of Cash Equivalents, or any purchase of property and assets, including, without limitation, securities, debt obligations or Capital Stock, with Cash Equivalents.
Transactions with Affiliates
      AREP will not, and will not permit any of its Subsidiaries (including any Guarantor) to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, any Affiliate of AREP (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to AREP or the relevant Subsidiary (including any Guarantor) than those that would have been obtained in a comparable transaction by AREP or such Subsidiary (including any Guarantor) with an unrelated Person as determined in good faith by the Board of Directors of AREP; and

(2) AREP delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors of AREP set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of AREP; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to AREP or such Subsidiary (including any Guarantor) of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized standing.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by AREP or any of its Subsidiaries (including any Guarantor) in the ordinary course of business and payments pursuant thereto including payments or reimbursement of payments by API with respect to any such agreement, plan or arrangement entered into by API with respect to or for the benefit of officers or directors of API (other than any such agreements, plans or arrangements entered into by AREP or any of its Subsidiaries (including AREH) with Carl Icahn (other than employee benefit plans and officer or director indemnification agreements generally applicable to officers and directors of API, AREP or its Subsidiaries (including AREH));

(2) transactions between or among AREP, any Guarantor and/or their respective Subsidiaries (except any Subsidiaries of which Carl Icahn or Affiliates of Carl Icahn (other then AREP, AREH or their Subsidiaries) own more than 10% of the Voting Stock);

(3) payment (or reimbursement of payments by API) of directors’ fees to Persons who are not otherwise Affiliates of AREP;

(4) any issuance of Equity Interests (other than Disqualified Stock) and Preferred Unit Distributions of AREP to Affiliates of AREP;

(5) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(6) transactions between AREP and/or any of its Subsidiaries (including any Guarantor), on the one hand, and other Affiliates, on the other hand, for the provision of goods or services in the ordinary course of business by such other Affiliates; provided that such other Affiliate is in the business of providing such goods or services in the ordinary course of business to unaffiliated third parties and the terms and pricing for such goods and services overall are not less favorable to AREP and/or its

Subsidiaries (including AREH) than the terms and pricing upon which such goods and services are provided to unaffiliated third parties;

(7) the provision or receipt of accounting, financial, management, information technology and other ancillary services to or from Affiliates, provided that AREP or its Subsidiaries (including any Guarantor) in the case of the provision of such services, are paid a fee not less than its out of pocket costs and allocated overhead (including a portion of salaries and benefits) and in the case of the receipt of such services, paid a fee not more than such Person’s out-of-pocket costs and allocated overhead (including a portion of salaries and benefits), in each case, as determined by AREP in its reasonable judgment;

(8) the license of a portion of office space pursuant to a license agreement, dated as of February 1, 1997, between AREP and an Affiliate of API and any renewal thereof;

(9) the payment to API and reimbursements of payments made by API of expenses relating to AREP’s, AREH’s or any Guarantors’ status as a public company;

(10) services provided and payments received by NEG from NEG Operating LLC, TransTexas Gas Corporation and Panaco, Inc. pursuant to the NEG Management Agreements;

(11) the pledge by NEG of its interest in the Capital Stock of NEG Holding LLC pursuant to the NEG Credit Agreement;

(12) the exchange by AREH of its GB Securities for other securities of GB Holdings, Inc.; provided that such exchange is on terms no less favorable to AREH as the exchange of GB Securities offered to other non-Affiliated Persons;

(13) payments by AREH, AREP or any Subsidiary to API in connection with services provided to AREH, AREP or any Subsidiary in accordance with the AREP Partnership Agreement; and

(14) the Acquisitions.

Reports
      Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Issuers will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.
      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuers’ consolidated financial statements by the Issuers’ certified independent accountants. In addition, the Issuers will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and, if the SEC will not accept such a filing, will post the reports on its website within those time periods.
      If, at any time, the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Issuers will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Issuers’ filings for any reason, the Issuers will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Issuers were required to file those reports with the SEC.

      In addition, the Issuers agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Events of Default and Remedies
      The following constitutes an Event of Default:

(1) default in payment when due and payable, upon redemption or otherwise, of principal or premium, if any, on the notes;

(2) default for 30 days or more in the payment when due of interest or Liquidated Damages on the notes;

(3) failure by the Issuers to call or cause to be called for redemption or to purchase or cause to be called any notes, in each case when required under the indenture;

(4) failure by AREP or any Guarantor for 30 days after written notice from the trustee to comply with the provisions described under the captions “— Restricted Payments” or “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5) failure by AREP or any Guarantor for 30 days after written notice from the trustee to comply with the provisions described under the captions “— Maintenance of Interest Coverage” or “— Maintenance of Total Unencumbered Assets”;

(6) failure by the Issuers or any Guarantor for 60 days after notice from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding to comply with any of their other agreements in the indenture or the notes or the Note Guarantee;

(7) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuers or any Guarantor or default on any Guarantee by the Issuers or AREH of Indebtedness, whether such Indebtedness or Guarantee now exists or is created after the Issuance Date, which default (a) is caused by a failure to pay when due at final maturity (giving effect to any grace period or waiver related thereto) the principal of such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness as to which AREP or any Guarantor is obligated to pay, together with the principal amount of any other such Indebtedness under which a Payment Default then exists or with respect to which the maturity thereof has been so accelerated or which has not been paid at maturity as to which AREP or any Guarantor is obligated to pay, aggregates $10.0 million or more;

(8) failure by the Issuers or any Guarantor to pay final judgments aggregating in excess of $10.0 million, which final judgments remain unpaid, undischarged or unstayed for a period of more than 60 days after such judgment becomes a final judgment;

(9) except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or AREH or any other Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(10) certain events of bankruptcy or insolvency with respect to AREP or any Guarantor that is a Significant Subsidiary.
      If any Event of Default (other than by reason of bankruptcy or insolvency) occurs and is continuing, the holders of more than 25% in principal amount of the then outstanding notes may declare the principal, premium, if any, interest, Liquidated Damages, if any, and any other monetary obligations on all the notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuers or any Guarantor that is a

Significant Subsidiary all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power conferred on it. However, the trustee may refuse to follow any direction that conflicts with law or the indenture that the trustee determines may be unduly prejudicial to the rights of other holders of notes or that may involve the trustee in personal liability. The trustee may withhold from holders of notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the interests of the holders of the notes. In addition, the trustee shall have no obligation to accelerate the notes if in the best judgment of the trustee acceleration is not in the best interest of the holders of the notes.
      At any time after a declaration of acceleration with respect to the notes and subject to certain conditions, the holders of a majority in aggregate principal amount of notes outstanding may rescind and cancel such acceleration and its consequences.
      The holders of at least a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, any note held by a non-consenting holder.
      The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the indenture, and the Issuers will be required, within ten Business Days, upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders
      No director, officer, employee, incorporator, manager (or managing member) direct or indirect member, partner or stockholder of the Issuers, AREH, API or any additional Guarantor shall have any liability for any obligations of the Issuers, AREH, API or any additional Guarantor under the notes, the indenture, any Note Guarantee or for any claim based on, in respect of, or by reason of such obligations or its creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.
Covenant Defeasance
      The Issuers may, at their option and at any time, elect to have their obligations and the obligations of any of their Subsidiaries or AREH released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and, thereafter, any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes or any Note Guarantee. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.
      In order to exercise Covenant Defeasance:

(1) the Issuers must irrevocably deposit, or cause to be deposited, with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient to pay the principal of, premium, if any, interest and Liquidated Damages, if any, due on the outstanding notes on the stated maturity date or on the applicable redemption date, as the case may be, in accordance with the terms of the indenture;

(2) no Default or Event of Default shall have occurred and be continuing with respect to certain Events of Default on the date of such deposit;

(3) such Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which the Issuers or any of their Subsidiaries is a party or by which the Issuers or any of their Subsidiaries is bound;

(4) the Issuers shall have delivered to the trustee an opinion of counsel, which may be an opinion of in-house counsel to AREP or an Affiliate, containing customary assumptions and exceptions, to the effect that upon and immediately following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable law;

(5) the Issuers shall have delivered to the trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of AREP or others; and

(6) the Issuers shall have delivered to the trustee an Officers’ Certificate and an opinion of counsel in the United States, which may be an opinion of in-house counsel to AREP or an Affiliate (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Covenant Defeasance have been complied with.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to AREP, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation (1) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (2) will become due and payable within one year or (3) are to be called for redemption within 12 months under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the reasonable expense of the Issuers, and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal and premium, if any, and accrued but unpaid interest to the date of maturity or redemption;

(2) no Default of Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Issuers are a party or by which the Issuers are bound;

(3) the Issuers have paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuers or any Guarantor have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.
      In addition, the Issuers must deliver an Officers’ Certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the indenture, the notes or the Note Guarantee may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for notes), and any existing default or compliance with any provision of the indenture, the notes or the Note Guarantee may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).
      Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a nonconsenting holder of notes):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption of the notes;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, premium or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

(7) release AREH or any other Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(8) make any change in the foregoing amendment and waiver provisions.
      Notwithstanding the foregoing, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee together may amend or supplement the indenture, any Note Guarantee or the notes to cure any ambiguity, defect or inconsistency, to comply with the covenant relating to mergers, consolidations and sales of assets, to provide for uncertificated notes in addition to or in place of certificated notes, to provide for the assumption of the Issuers’ or any Guarantor’s obligations to holders of the notes and any Note Guarantee in the case of a merger, consolidation or asset sale, to make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the indenture of any such holder.
Concerning the Trustee
      The indenture will contain certain limitations on the rights of the trustee, should it become a creditor of the Issuers or AREH, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days or resign.
      The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
      The indenture and the notes will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof.

The issuance of the notes and the Note Guarantee will also be subject to a certain extent to the laws of the jurisdiction of formation of AREP.
Additional Information
      Any holder of the notes may obtain a copy of the indenture without charge by writing to American Real Estan Partners, L.P., Attn: Chief Financial Officer at 100 South Bedford Road, Mt. Kisco, New York 10549.
Book-Entry, Delivery and Form
      The new notes will be issued in one or more notes in global form or Global Notes. Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC or its nominee, in each case for credit to account of a direct or indirect participant in DTC, as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
      In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
      Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent.
      So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners of holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the issuers nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any record of DTC relating to the notes.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuers take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
      DTC has advised the Issuers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
      Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuers and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the trustee nor any agent of the Issuers or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised the Issuers that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuers. Neither the Issuers nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuers and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised the Issuers that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuers, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers fail to appoint a successor depositary;

(2) the Issuers, at their option, notify the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.
Same Day Settlement and Payment
      The Issuers will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuers will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuers that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.
      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “API” means American Property Investors, Inc.
      “Acquisitions” means:

(1) AREP’s purchase of Gascon Partners’ membership interest of NEG Holding LLC pursuant to a purchase agreement with Gascon Partners dated January 21, 2005 or, alternatively, if AREP does not obtain the consent of NEG Operating’s bank lenders or refinance such debt, AREP’s purchase of all of the general partnership interests of Gascon Partners;

(2) National Onshore LP’s merger with TransTexas Gas Corporation pursuant to an agreement and plan of Merger dated January 21, 2005;

(3) National Offshore LP’s merger with Panaco, Inc. pursuant to an agreement and plan of merger dated January 21, 2005;

(4) AREP’s purchase of approximately 41.2% of the outstanding common stock of GB Holdings, Inc. and warrants to purchase approximately 11.3% of the fully diluted common stock of Atlantic Coast Entertainment Holdings, Inc. pursuant to a purchase agreement with Cyrus, LLC dated January 21, 2005; and

(5) the transactions contemplated by clauses (1) through (4), above, including but not limited to the registration rights agreement to be entered into between AREP and the other signatories thereto.
      “AREH” means American Real Estate Holdings Limited Partnership.
      “AREP” means American Real Estate Partners, L.P.
      “AREP Finance” means American Real Estate Finance Corp.
      “AREP Partnership Agreement” means AREP’s Amended and Restated Agreement of Limited Partnership, dated May 12, 1987 as amended February 22, 1995 and August 16, 1996.
      “Bad Boy Guarantees” means the Indebtedness of any specified Person attributable to “bad boy” indemnification or Guarantees, which Indebtedness would be non-recourse to AREP and AREH other than recourse relating to the specific events specified therein, which such events shall be usual and customary exceptions typically found in non-recourse financings at such time as determined by management in its reasonable judgment.

      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or the Board of Directors of the managing member; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such jurisdictions are authorized or required by law or other governmental action to close.
      “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
      “Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
      “Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.
      “Cash Flow of AREP and the Guarantors” means, with respect to any period, the Net Income of AREP and the Guarantors for such period plus, without duplication:

(1) provision for taxes based on income or profits of AREP and the Guarantors or any payments of Tax Amounts by AREP for such period, to the extent that such provision for taxes or such payments of Tax Amounts were deducted in computing such Net Income of AREP or any Guarantor; plus

(2) the Fixed Charges of AREP or any Guarantor for such period, to the extent that such Fixed Charges of AREP and such Guarantor were deducted in computing such Net Income of AREP and such Guarantor; plus

(3) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of AREP and any Guarantor for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Net Income of AREP and any Guarantor; minus

(4) non-cash items increasing such Net Income of AREP and any Guarantor for such period, other than the accrual of revenue in the ordinary course of business, in each case, consolidating such amounts for AREP and any Guarantor but excluding any net income, provision for taxes, fixed charges, depreciation, amortization or other amounts of any of the Subsidiaries of AREP (other than any Guarantor) and otherwise determined in accordance with GAAP; provided, further, that the Net Income of AREP and any Guarantor shall include income from investments or Subsidiaries of AREP (other than any Guarantor) but only to the extent such income is realized in Cash Equivalents by AREP or any Guarantor.
      “Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition by AREP or AREH (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of AREP or AREH to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than the Principal or a Related Party; provided, however, that (x) if AREP or AREH receives consideration in Cash Equivalents and marketable securities with an aggregate Fair Market Value determined at the time of the execution of each relevant agreement of at least $1.0 billion for such sale, lease, transfer, conveyance or other disposition of properties or assets, then such transaction shall not be deemed a Change of Control and (y) any sale, assignment, transfer or other disposition of Cash Equivalents, including, without limitation, any investment or capital contribution of Cash Equivalents or purchase of property, assets or Capital Stock with Cash Equivalents, will not constitute a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets for purposes of this clause (1);

(2) the adoption of a plan relating to the liquidation or dissolution of AREP;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Principal or the Related

Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of a Controlling Entity of AREP, measured by voting power rather than number of shares;

(4) the first day on which a majority of the members of the Board of Directors of the Controlling Entity are not Continuing Directors; or

(5) for so long as AREP is a partnership, upon any general partner of AREP ceasing to be an Affiliate of the Principal or a Related Party.

      “Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.
      “Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of net income (loss) of such Person, on a consolidated basis with its Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided that:

(1) the Net Income of any Person that is accounted for by the equity method of accounting or that is a Subsidiary will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Subsidiary of the Person;

(2) the Net Income of any of its Subsidiaries will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders; and

(3) the cumulative effect of a change in accounting principles will be excluded.
      “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of AREP who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of the Principal or any of the Related Parties or with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
      “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise.
      “Controlling Entity” means (1) for so long as AREP is a partnership, any general partner of AREP, (2) if AREP is a limited liability company, any managing member of AREP or (3) if AREP is a corporation, AREP.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require AREP or any Guarantor to repurchase such Capital Stock upon the occurrence of a change of control, event of loss, an asset sale or other special redemption event will not constitute Disqualified Stock if the terms of such Capital Stock provide that AREP or any Guarantor may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments” or where the funds to pay for such repurchase was from the net cash proceeds of such

Capital Stock and such net cash proceeds was set aside in a separate account to fund such repurchase. Furthermore, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require AREP or any Guarantor to redeem such Capital Stock, including, without limitation, upon maturity will not constitute Disqualified Stock if the terms of such Capital Stock provide that AREP or any Guarantor may redeem such Capital Stock for other Capital Stock that is not Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that AREP and its Subsidiaries (including any Guarantor) may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends. For the avoidance of doubt, and by way of example, the Preferred Units, as in effect on the date of the indenture, do not constitute Disqualified Stock.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of AREP (other than an offer and sale relating to equity securities issuable under any employee benefit plan of AREP) or a capital contribution in respect of Capital Stock (other than Disqualified Stock) of AREP.
      “Existing Indebtedness” means up to $394.4 million in aggregate principal amount of Indebtedness of AREP and any Guarantor, in existence on the Issuance Date, until such amounts are repaid.
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of AREP (unless otherwise provided in the indenture).
      “Fixed Charge Coverage Ratio of AREP and the Guarantors” means the ratio of the Cash Flow of AREP and the Guarantors for such period to the Fixed Charges of AREP and the Guarantors for such period. In the event that AREP, the Guarantors or any Guarantor incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio of AREP and the Guarantors is being calculated and on or prior to the Quarterly Determination Date for which the calculation of the Fixed Charge Coverage Ratio of AREP and the Guarantors is being made (the “Calculation Date”), then the Fixed Charge Coverage Ratio of AREP and the Guarantors will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.
      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person, including through mergers or consolidations, or any Person acquired by the specified Person, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Cash Flow of AREP and the Guarantors attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges of AREP and the Guarantors attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that such Fixed Charges of AREP and the Guarantors are equal to or less than the Cash Flow of AREP and the Guarantors from the related discontinued operation excluded under clause (3) for such period; and

(4) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

      “Fixed Charges of AREP and the Guarantors” means, with respect to any period, the sum, without duplication, of:

(1) the interest expense of AREP, and any Guarantor for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the interest expense of AREP and any Guarantor that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by AREP or any Guarantor (other than Bad Boy Guarantees unless such Bad Boy Guarantee is called upon) or secured by a Lien on assets of AREP or any additional Guarantor, whether or not such Guarantee or Lien is called upon; provided that for purposes of calculating interest with respect to Indebtedness that is Guaranteed or secured by a Lien, the principal amount of Indebtedness will be calculated in accordance with the last two paragraphs of the definition of Indebtedness; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred equity of AREP, other than dividends on preferred stock to the extent payable in Equity Interests of AREP (other than Disqualified Stock) or dividends on preferred equity payable to AREP, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of AREP (however, for so long as AREP is a partnership or otherwise a pass-through entity for federal income tax purposes, the combined federal, state and local income tax rate shall be the rate that was utilized to calculate the Tax Amount of AREP to the extent that the Tax Amount was actually distributed with respect to such period (and if less than the Tax Amount is distributed, such rate shall be proportionately reduced) and if no Tax Amount was actually distributed with respect to such period, such combined federal, state and local income tax rate shall be zero), expressed as a decimal; provided that this clause (4) will not include any Preferred Unit Distribution paid in additional Preferred Units, in each case, determined on a consolidated basis between AREP and any Guarantor but on a non-consolidated basis with the Subsidiaries of AREP (other than any Guarantor) and otherwise in accordance with GAAP.
      “GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issuance Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Subsidiaries.
      “Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or other national government, any state, province or any city or other political subdivision, including, without limitation, the State of Nevada or the State of New Jersey, whether now or hereafter existing, or any officer or official thereof and any other agency with authority thereof to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Principal, its Related Parties, the Issuers or any of their respective Subsidiaries or Affiliates.
      “Gaming Law” means any gaming law or regulation of any jurisdiction or jurisdictions to which the Issuers or any of their Subsidiaries (including AREH) is, or may at any time after the issue date be, subject.
      “GB Securities” means the 11% notes due 2005 issued by GB Property Funding Corp.

      “Government Instrumentality” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, court, tribunal, commission, bureau or entity or any arbitrator with authority to bind a party at law.
      “Government Securities” means securities that are (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.
      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
      “Guarantor” means any Subsidiary of AREP (initially only AREH) that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
      “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.
      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,
      if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.
      The amount of any Indebtedness outstanding as of any date attributable to a Guarantee shall be the maximum principal amount guaranteed by such specified Person as of such date.
      The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof, in the case of any Indebtedness with original issue discount, (b) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness and (c) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of (x) the Fair Market Value of such assets at the date of determination and (y) the amount of the Indebtedness of the other Person to the extent so secured. Notwithstanding anything in the indenture to the contrary, Indebtedness of AREP, AREH or any Note Guarantor shall not include any Indebtedness that has been either satisfied and discharged or defeased through covenant defeasance or legal defeasance.
      “Issuance Date” means the closing date for the sale and original issuance of the notes.
      “Issuers” means AREP and AREP Finance, collectively.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.
      “NEG” means National Energy Group, Inc.
      “NEG Credit Agreement” means the credit agreement, dated as of December  29, 2003, among NEG Operating LLC, certain commercial lending institutions party thereto, including Mizuho Corporate Bank, Ltd. as the administrative agent, Bank of Texas N.A. and Bank of Nova Scotia as co-agents.
      “NEG Management Agreements” means the management agreement dated September 12, 2001, between NEG and NEG Operating LLC, the management agreement dated August 28, 2003, between NEG and TransTexas Gas Corporation and the management agreement dated November 16, 2004, between NEG and Panaco, Inc., each as in effect on the date hereof.
      “Net Income” means, with respect to any specified Person for any four consecutive fiscal quarter period, the net income (loss) of such Person determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
      “Note Guarantee” means the Guarantee by any Subsidiary of AREP of the Issuers’ obligations under the indenture and the notes, executed pursuant to the provisions of the indenture which initially will only be by AREH.
      “notes” means AREP’s 7 1/8% senior notes issued under the indenture, including any Additional Notes issued.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Offering Memorandum” means this offering memorandum dated February 1, 2005.
      “Officer” means with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.
      “Officers’ Certificate” means a certificate signed on behalf of API or AREP Finance by two Officers (or if a limited liability company, two Officers of the managing member of such limited liability company) of API or AREP Finance, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of API or AREP Finance that meets the requirements set forth in the indenture.
      “Other Liquidated Damages” means liquidated damages arising from a registration default under a registration rights agreement with respect to the registration of subordinated Indebtedness permitted to be incurred under the indenture.
      “Partners’ Equity” with respect to any Person means as of any date, the partners’ equity as of such date shown on the consolidated balance sheet of such Person and its Subsidiaries or if such Person is not a partnership, the comparable line-item on a balance sheet, each prepared in accordance with GAAP.
      “Permitted Refinancing Indebtedness” means any Indebtedness of AREP or any Guarantor issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of AREP or any Guarantor (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, and Other Liquidated Damages, incurred in connection therewith);

(2) in the case of any Indebtedness other than notes redeemed in accordance with “— Mandatory Disposition Pursuant to Gaming Laws,” such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
      “Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.
      “Preferred Units” means AREP’s 5% Cumulative Pay-in-Kind Redeemable Preferred Units payable on or before March 31, 2010.
      “Preferred Unit Distribution” means the scheduled annual Preferred Unit distribution, payable on March 31 of each year in additional Preferred Units at the rate of 5% of the liquidation preference of $10.00 per Preferred Unit.
      “Principal” means Carl Icahn.
      “Principal Property” of a specified Person means any property, assets or revenue of such Person now owned or hereafter acquired.
      “Quarterly Determination Date” means, in connection with AREP’s first, second and third fiscal quarters, the earlier of (i) the date AREP would have been required to file a quarterly report with the SEC on Form 10-Q if AREP were required to file such reports and (ii) the date AREP files its quarterly report with the SEC on Form  10-Q. In connection with AREP’s fourth fiscal quarter, the earlier of (i) the date AREP would have been required to file an annual report with the SEC on Form 10-K if AREP were required to file such a report and (ii) the date AREP files its annual report with the SEC on Form 10-K.

      “Related Parties” means (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn, (2) any estate of Carl Icahn or any person under clause (1), (3) any person who receives a beneficial interest in any estate under clause (2) to the extent of such interest, (4) any executor, personal administrator or trustee who holds such beneficial interest in AREP for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest and (5) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or Controlled by Carl Icahn or any other person or persons identified in clauses (1), (2) or (3).
      “SEC” means the United States Securities and Exchange Commission.
      “Secured Indebtedness” of any specified Person means any Indebtedness secured by a Lien upon the property of such Person.
      “Securities Act” means the Securities Act of 1933, as amended.
      “Significant Subsidiary” means any Subsidiary which would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issuance Date.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest, accreted value, or principal prior to the date originally scheduled for the payment or accretion thereof.
      “Subordinated Indebtedness” means any Indebtedness that by its terms is expressly subordinated in right of payment in any respect (either in the payment of principal or interest) to the payment of principal, Liquidated Damages or interest on the notes.
      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total Voting Stock is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
      For the avoidance of doubt, AREH will be deemed to be a Subsidiary of AREP so long as AREH remains a Guarantor.
      “Tangible Net Worth” of any specified Person as of any date means, the total shareholders’ equity (or if such Person were not a corporation, the equivalent account) of such Person and its Subsidiaries on a consolidated basis determined in conformity with GAAP less any and all goodwill and other intangible assets reflected on the consolidated balance sheet of such Person as of the last day of the fiscal quarter most recently completed before the date of determination for which financial statements are then available, but taking into account any change in total shareholders’ equity (or the equivalent account) as a result of any (x) Restricted Payments made, (y) asset sales or (z) contributions to equity or from the issuance or sale of Equity Interests (excluding Disqualified Stock) or from the exchange or conversion (other than to Disqualified Stock) of Disqualified Stock or debt securities, completed since such fiscal quarter end.
      “Tax Amount” means, for any period, the combined federal, state and local income taxes, including estimated taxes, that would be payable by AREP if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such period and owned 100% of AREH; provided, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen if AREP were a Delaware corporation shall be taken into account; provided, further that (i) if there is an adjustment in the amount of the Taxable Income for any period, an appropriate positive or negative adjustment shall be made in the Tax

Amount, and if the Tax Amount is negative, then the Tax Amount for succeeding periods shall be reduced to take into account such negative amount until such negative amount is reduced to zero and (ii) any Tax Amount other than amounts relating to estimated taxes shall be computed by a nationally recognized accounting firm (but, including in any event, AREP’s auditors). Notwithstanding anything to the contrary, the Tax Amount shall not include taxes resulting from AREP’s change in the status to a corporation for tax purposes.
      “Taxable Income” means, for any period, the taxable income or loss of AREP for such period for federal income tax purposes.
      “Total Unencumbered Assets” means, as of any Quarterly Determination Date, the book value of all of the assets of AREP and any Guarantor (including, without limitation, the Capital Stock of their Subsidiaries, but excluding goodwill and intangibles) that do not secure, by a Lien, any portion of any Indebtedness (other than assets secured by a Lien in favor of the notes and such assets are not secured by a Lien in favor of any other Indebtedness) as of such date (determined on a consolidated basis between AREP and any Guarantor but not on a consolidated basis with their Subsidiaries and otherwise in accordance with GAAP).
      “Unsecured Indebtedness” of AREP, AREH and any additional Guarantor means any Indebtedness of such Person that is not Secured Indebtedness.
      “Voting Stock” means, with respect to any Person that is (a) a corporation, any class or series of capital stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency, (b) a limited liability company, membership interests entitled to manage, or to elect or appoint the Persons that will manage the operations or business of the limited liability company, or (c) a partnership, partnership interests entitled to elect or replace the general partner thereof.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (2) the then outstanding principal amount or liquidation preference, as applicable, of such Indebtedness or Disqualified Stock, as the case may be.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
      The following general discussion summarizes certain material United States federal income tax consequences that apply to beneficial owners of the private notes who:

(1) acquired the private notes at their original issue price for cash,

(2) exchange the private notes for new notes in this exchange offer, and

(3) held the private notes and hold the new notes as “capital assets” (generally, for investment) as defined in the Internal Revenue Code of 1986, as amended, the Code.
      This summary, however, does not consider state, local or foreign tax laws. In addition, it does not include all of the rules which may affect the United States tax treatment of your investment in the notes. For example, special rules not discussed here may apply to you if you are:

•	A broker-dealer, a dealer in securities or a financial institution;

•	An S corporation;

•	A bank;

•	A thrift;

•	An insurance company;

•	A tax-exempt organization;

•	A partnership or other pass-through entity;

•	Subject to the alternative minimum tax provisions of the Code;

•	Holding the private notes or the new notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;

•	A person with a “functional currency” other than the U.S. dollar; or

•	A United States expatriate.
      If you are a partner in a partnership which holds the new notes, you should consult your own tax advisor regarding special rules that may apply.
      This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the Internal Revenue Service will agree with such statements and conclusions.
      Each holder is urged to consult his tax advisor regarding the specific federal, state, local, and foreign income and other tax considerations of participating in this exchange offer and holding the new notes.
Exchange of Private Notes for New Notes
      The exchange of the private notes for the new notes pursuant to this exchange offer should not be a taxable event for U.S. federal income tax purposes. Accordingly, holders participating in this exchange offer should not recognize any income, gain or loss in connection with the exchange. In addition, immediately after the exchange, any such holder should have the same adjusted tax basis and holding period in the new notes as it had in the private notes, immediately before the exchange.

Consequences of Holding the New Notes
United States Holders
      If you are a “United States Holder,” as defined below, this section applies to you. Otherwise, the section “Non-United States Holders,” applies to you.
Definition of United States Holder
      You are a “United States Holder” if you are the beneficial owner of a new note and you are, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation organized under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its sources; or

•	a trust if a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996, and treated as a domestic trust on August 19, 1996, and it has elected to continue to be treated as a U.S. person.
Taxation of Stated Interest
      Generally, you must include the interest on the new notes in your gross income as ordinary income:

•	when it accrues, if you use the accrual method of accounting for United States federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for United States federal income tax purposes.
Sale or Other Taxable Disposition of the New Notes
      You will generally recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a new note. The amount of your gain or loss will equal the difference between the amount you receive for the new note (in cash or other property, valued at fair market value), except to the extent amounts received are attributable to accrued interest on the note, and your adjusted tax basis in the new note. Your tax basis in the new note generally will equal the price you paid for the private note that was exchanged for the new note. Your gain or loss will generally be long-term capital gain or loss if your holding period for the new note is more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Otherwise, it will be short-term capital gain or loss. For this purpose, your holding period for the new note should include your holding period for the private note that was exchanged for the new note. Long-term capital gains recognized in years beginning before December 31, 2008 by certain non-corporate holders are generally taxed at a maximum rate of 15%. The ability to deduct capital losses is subject to limitations. Payments attributable to accrued interest which you have not yet included in income will be taxed as ordinary interest income.
Information Reporting and Backup Withholding
      We will report to certain holders of the new notes and to the IRS the amount of any interest paid on the new notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments. You may be subject to a backup withholding tax when you receive interest payments on a new note or proceeds upon the sale or other disposition of the new note. Certain holders (including, among others, corporations, financial institutions and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. In addition, the backup withholding tax will not apply to you if you provide to us or our paying agent your correct social security or other taxpayer identification number, or TIN, in the prescribed manner unless:

•	the IRS notifies us or our paying agent that the TIN you provided is incorrect;

•	you underreport interest and dividend payments that you receive on your tax return and the IRS notifies us or our paying agent that withholding is required; or

•	you fail to certify under penalties of perjury that you are not subject to backup withholding.
      The backup withholding tax rate is currently 28%. Any amounts withheld from a payment to you under the backup withholding rules may be credited against your United States federal income tax liability, and may entitle you to a refund, provided the required information is properly furnished to the Internal Revenue Service on a timely basis.
      You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedures for obtaining such exemption.
Non-United States Holders
      The following general discussion is limited to the United States federal income tax consequences relevant to a “Non-United States Holder.” A “Non-United States Holder” is any beneficial owner of a new note if such owner is, for United States federal income tax purposes, a nonresident alien, or a corporation, estate, or trust that is not a United States Holder.
Interest
      Portfolio Interest Exemption. You will generally not be subject to United States federal income tax or withholding tax on interest paid or accrued on the new notes if:

•	you do not own, actually or constructively, 10% or more of our capital or profits interests;

•	you are not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	you are not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest is not effectively connected with the conduct by you of a trade or business in the United States; and

•	either (i) you represent that you are not a United States person for United States federal income tax purposes and you provide your name and address to us or our paying agent on a properly executed IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury, or (ii) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the new note on your behalf, certifies to us or our paying agent under penalties of perjury that it has received IRS Form W-8BEN (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy of the Form W-8BEN (or a suitable substitute form) to us or our paying agent.
      United States Federal Income or Withholding Tax If Interest Is Not Portfolio Interest. If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption described above, you may be subject to a 30% withholding tax on the gross amount of interest payments, unless reduced or eliminated by an applicable income tax treaty.
      However, income from payments or accruals of interest that is effectively connected with the conduct by you of a trade or business in the United States will be subject to United States federal income tax on a net basis at a rate applicable to United States persons generally (and, if paid to corporate holders, may also be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate). If payments are subject to United States federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to United States withholding tax so long as you provide us or our paying agent with a properly executed IRS Form W-8ECI.

      Non-United States Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of the branch profits tax, or other rules different from those described above. Generally, in order to claim any treaty benefits you must submit a properly executed IRS Form W-8BEN.
      Reporting. We may report annually to the IRS and to you the amount of interest paid to you, and the tax withheld, if any, with respect to you.
Sale or Other Disposition of New Notes
      You will generally not be subject to United States federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of a new note unless such gain is effectively connected with the conduct by you of a trade or business within the United States. Any gain that is effectively connected with the conduct by you of a trade or business within the United States will be subject to United States federal income tax on a net basis at the rates generally applicable to United States persons as described above.
Backup Withholding and Information Reporting
      Payments From United States Office. If you receive payment of interest or principal directly from us or through the United States office of a custodian, nominee, agent or broker, you may be subject to both backup withholding and information reporting.
      With respect to interest payments made on the new notes, however, backup withholding and information reporting will not apply if you certify, generally on a Form W-8BEN (or Form W-8ECI) or suitable substitute form, that you are not a United States person in the manner described above under the heading “Non-United States Holders — Interest,” or you otherwise establish an exemption.
      Moreover, with respect to proceeds received on the sale, exchange, redemption, or other disposition of a new note, backup withholding or information reporting generally will not apply if you properly provide, generally on Form W-8BEN (or Form W-8ECI) or a suitable substitute form, a statement that you are an “exempt foreign person” for purposes of the broker reporting rules, and other required information. If you are not subject to United States federal income or withholding tax on the sale or other disposition of a new note, as described above under the heading “Non-United States Holders-Interest — Sale or Other Disposition of New Notes,” you will generally qualify as an “exempt foreign person” for purposes of the broker reporting rules.
      Payments From Foreign Office. If payments of principal and interest are made to you outside the United States by or through the foreign office of your foreign custodian, nominee or other agent, or if you receive the proceeds of the sale of a new note through a foreign office of a “broker,” as defined in the pertinent United States Treasury Regulations, you will generally not be subject to backup withholding or information reporting. You will however, be subject to backup withholding and information reporting if the foreign custodian, nominee, agent or broker has actual knowledge or reason to know that you are a United States person. You will also be subject to information reporting, but not backup withholding, if the payment is made by a foreign office of a custodian, nominee, agent or broker that has certain relationships to the United States unless the broker has in its records documentary evidence that you are a Non-United States Holder and certain other conditions are met.
      Refunds. Any amounts withheld from a payment to you under the backup withholding rules may be credited against your United States federal income tax liability, and may entitle you to a refund, provided the required information is properly furnished to the Internal Revenue Service on a timely basis.
      The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting interest and withholding also may be made available to the tax authorities in the country in which a Non-United States Holder is a resident under the provisions of an applicable income tax treaty or other agreement.
      The preceding summary is for general information only and is not tax advice. Please consult your own tax advisor to determine the tax consequences of purchasing, holding and disposing of the notes under your particular circumstances.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 270 days after the expiration date (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 9, 2006, all dealers effecting transactions in the new notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      Furthermore, any broker-dealer that acquired any of its old notes directly from us:

•	may not rely on the applicable interpretation of the staff of the Commission’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

•	must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.
      For a period of 270 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the notes offered by this prospectus will be passed upon for us by DLA Piper Rudnick Gray Cary US LLP, New York, New York.

EXPERTS
American Real Estate Partners, L.P. and American Real Estate Holdings Limited Partnership
      The consolidated historical and restated financial statements of AREP as of December 31, 2004 and for the year ended December 31, 2004 and the consolidated historical and restated financial statements of AREH as of December 31, 2004 and for the year ended December 31, 2004 incorporated by reference in this prospectus have each been audited by Grant Thornton LLP, independent registered public accounting firm, as stated in its reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.
      The consolidated financial statements of American Real Estate Partners, L.P. as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003 incorporated by reference in this prospectus from the current report on Form 8-K filed by AREP on December 2, 2005 have been incorporated by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to a change in the method of accounting for asset retirement obligations.
      Financial statements of American Real Estate Holdings Limited Partnership as of December 31, 2003 and for each of the years in the two-year period ended December 31, 2003, incorporated by reference in this prospectus from the current report on Form 8-K filed by AREP on December 2, 2005, have been incorporated by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 consolidated financial statements refers to a change in the method of accounting for asset retirement obligations.
American Property Investors, Inc.
      The balance sheet of American Property Investors, Inc., as of December 31, 2004, incorporated by reference in this prospectus has been audited by Grant Thornton LLP, independent accountants, as stated in its report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.
WestPoint Stevens Inc.
      The consolidated financial statements of WestPoint Stevens Inc. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, appearing in American Real Estate Partners, L.P.’s Form 8-K/A dated October 21, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about WestPoint Stevens Inc.’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
GB Holdings, Inc.
      On June 15, 2005, KPMG LLP advised GB Holdings, Inc. that it has resigned, and that the client-auditor relationship between GB Holdings Inc. and KPMG had ceased. The consolidated financial statements of GB Holdings, Inc. and subsidiaries as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 have been audited by KPMG LLP as set forth in the report of KPMG LLP, independent registered public accounting firm, and such report has been incorporated by reference herein upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004 consolidated financial statements contains an explanatory paragraph that states that GB Holdings’ recurring net losses, net working capital deficiency and significant debt obligations which are due within one year raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. During the three year period ended December 31, 2004 and the interim period proceeding receipt of KPMG’s letter, there were no (1) disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of KPMG would have caused it to make reference to the subject matter of the disagreements in connection with its report or (2) “reportable events” as such item is defined in Item 304 (a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.
Panaco, Inc.
      The balance sheet of Panaco, Inc. as of December 31, 2004 has been audited by Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, as stated in its report. Such report has been incorporated by reference herein.
WHERE YOU CAN FIND MORE INFORMATION
      AREP files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. The Exchange Act file number for its SEC filings is 1-9516. You may read any document AREP files at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. AREP files information electronically with the SEC. AREP’s SEC filings are available from the SEC’s Internet site at http: //www.sec.gov. AREP’s SEC filings are also available at AREP’s website at www.areplp.com. Information contained on our website is not part of this prospectus. AREH filed an annual report on Form 10-K for the year ended December 31, 2004 since it was required to file such report under Section 15(d) of the Exchange Act.
      This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. You may inspect the registration statement, including exhibits, at the SEC’s public reference facilities or internet site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.
INCORPORATION OF AREP AND AREH DOCUMENTS BY REFERENCE
      The SEC allows AREP and AREH to “incorporate by reference” into this prospectus the information AREP and AREH file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below, and they shall be deemed to be a part hereof:

•	AREH Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 31, 2005.

•	AREH Current Report on Form 8-K/A, filed on January 5, 2005.

•	AREP Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005.

•	AREP Amended Annual Report on Form 10-K/ A for the year ended December 31, 2004, filed on April 14, 2005.

•	AREP Quarterly Reports on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005; for the year ended June 30, 2005, filed on August 9, 2005; and for the quarter ended September 30, 2005, filed on November 14, 2005.

•	AREP Current Reports on Form 8-K or Form 8-K/A, filed by AREP on January 5, 2005, January 21, 2005, January 27, 2005, February 2, 2005, February 10, 2005, April 7, 2005, April 29, 2005, May 10, 2005 (only the Form 8-K containing Item 8.01 and 9.01 information), May 27, 2005, June 3, 2005, June 21, 2005, June 23, 2005, July 1, 2005, July 6, 2005, August 12, 2005, September 15, 2005, October 21, 2005, November 16, 2005, November 23, 2005, and December 2, 2005(4).
      All documents and reports filed by AREP and AREH with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated herein by reference and shall be deemed to be part hereof from the date of filing of such documents and reports. Unless specifically stated to the contrary, none of the information that is disclosed under Items 2.02 or 7.01 of any current report on Form 8-K that was, or may from time to time be, furnished to the SEC will be incorporated by reference to, or otherwise included in, this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any subsequently filed document or report that also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document. We will provide copies of these documents, free of charge, to any person, including any beneficial owner, who receives this prospectus upon written or oral request of such person. To request a copy, you should contact AREP at its headquarters which are located at 100 South Bedford Road, Mt. Kisco, New York 10549, Attention: Chief Financial Officer.

      Until March 9, 2006, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

PROSPECTUS

American Real Estate Partners, L.P.
American Real Estate Finance Corp.
Offer to exchange our 7 1/8% Senior Notes due 2013, which have been registered under the Securities Act of 1933, for any and all of our outstanding
7 1/8% Senior Notes due 2013.